Exhibit 4.1

Execution Version

SNAP INC.

6.875% SENIOR NOTES DUE 2034

INDENTURE

DATED AS OF AUGUST 12, 2025

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, AS TRUSTEE

TABLE OF CONTENTS

Article 1.

Definitions and Incorporation by Reference

i

Appendix A Provisions Relating to Initial Notes and Additional Notes

Exhibit A Form of Note

Exhibit B Form of Supplemental Indenture to be Delivered by Subsequent Guarantors

This Indenture, dated as of August 12, 2025, is by and between SNAP INC., a Delaware corporation (the “Issuer”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “Trustee”).

RECITALS OF THE ISSUER

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture to provide for (i) the issuance of $550,000,000 in aggregate principal amount of 6.875% Senior Notes due 2034 issued on the date hereof (the “Initial Notes”) and (ii) the issuance of Additional Notes (as defined herein) that may be issued from time to time on any date subsequent to the Issue Date;

WHEREAS, all things necessary have been done by the Issuer to make this Indenture, when executed and delivered by the Issuer, a valid, binding and legal instrument; and

WHEREAS, all things necessary have been done by the Issuer to make the Notes, when executed by the Issuer and authenticated and delivered in accordance with the provisions of this Indenture, the valid obligations of the Issuer.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, the Issuer and the Trustee mutually covenant and agree, for the benefit of each other and for the equal and proportionate benefit of all Holders (as defined herein), as follows:

Article 1.

Definitions and Incorporation by Reference

Section 1.1 Definitions.

“2026 Convertible Notes” means the Issuer’s 0.75% Convertible Senior Notes due 2026 in an initial aggregate principal amount of $1.265 billion issued pursuant to an indenture, dated as of August 9, 2019, by and between the Issuer and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee.

“2027 Convertible Notes” means the Issuer’s 0% Convertible Senior Notes due 2027 in an initial aggregate principal amount of $1.15 billion issued pursuant to an indenture, dated as of April 30, 2021, by and between the Issuer and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee.

“2028 Convertible Notes” means the Issuer’s 0.125% Convertible Senior Notes due 2028 in an initial aggregate principal amount of $1.5 billion issued pursuant to an indenture, dated as of February 11, 2022, by and between the Issuer and U.S. Bank Trust Company, National Association, as trustee.

“2030 Convertible Notes” means the Issuer’s 0.50% Convertible Senior Notes due 2030 in an initial aggregate principal amount of $750 million issued pursuant to an indenture, dated as of May 13, 2024, by and between the Issuer and U.S. Bank Trust Company, National Association, as trustee.

“2033 Notes” means the Issuer’s 6.875% Senior Notes due 2033 in an initial aggregate principal amount of $1.5 billion issued pursuant to an indenture, dated as of February 14, 2025, by and between the Issuer and U.S. Bank Trust Company, National Association, as trustee.

“Acquired Indebtedness” means with respect to any Person (a) Indebtedness of any other Person or any of its Subsidiaries existing at the time such other Person is acquired, merged, consolidated or amalgamated with or into or became (including by redesignation) a Subsidiary of such specified Person or that is assumed in connection with an acquisition of assets from such other Person, whether or not such Indebtedness or preferred stock is incurred or issued in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into, being acquired or becoming a Subsidiary of, such specified Person or transferring assets to such specified Person and (b) Indebtedness secured by a Lien encumbering any asset acquired by such Person. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Subsidiary or on the date of the relevant merger, amalgamation, consolidation, acquisition or other combination.

“Additional Notes” means Notes (other than the Initial Notes) issued pursuant to Article 2 and otherwise in compliance with the provisions of this Indenture whether or not they bear the same CUSIP number.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, Paying Agent, transfer agent or other agent appointed pursuant to this Indenture.

“Alternative Currency” means any currency (other than Dollars) that is a lawful currency that is readily available and freely transferable and convertible into Dollars (as determined in good faith by the Issuer).

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amendment” shall have a correlative meaning.

“Applicable Premium” means the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(1) the present value at such redemption date of (i) the redemption price of such Note at September 15, 2028 (such redemption price (expressed in percentage of principal amount) being set forth in the table appearing under Section 3.7(c) (excluding accrued but unpaid interest, if any, to, but excluding, such redemption date)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest, if any, to, but excluding, such redemption date), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 50 basis points; over

(2) the outstanding principal amount of such Note,

in each case, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate. The Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium.

“Applicable Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Applicable Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Applicable Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to September 15, 2028 (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields-one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life-and shall interpolate to September 15, 2028 on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Issuer shall calculate the Applicable Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, September 15, 2028. If there is no United States Treasury security maturing on September 15, 2028 but there are two or more United States Treasury securities with a maturity date equally distant from September 15, 2028, one with a maturity date preceding September 15, 2028 and one with a maturity date following September 15, 2028, the Issuer shall select the United States Treasury security with a maturity date preceding September 15, 2028. If there are two or more United States Treasury securities maturing on September 15, 2028 or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time.

In determining the Applicable Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Authenticating Agent” means an agent appointed by the Trustee in accordance with Section 2.2(d) and Section 7.11 for the purpose of authenticating the Notes.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, winding-up, restructuring, examinership or similar debtor relief laws.

“Board of Directors” means (i) with respect to the Issuer or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (ii) with respect to any partnership, the board of directors or other governing body of the general partner, as applicable, of the partnership or any duly authorized committee thereof; (iii) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (iv) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of the Issuer.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Officer of the Issuer to have been adopted by the Board of Directors or pursuant to authorization by the Board of Directors and to be in full force and effect on the date of the certificate and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday, or other day on which banking institutions in New York, New York, United States or in the jurisdiction of the place of payment are authorized or required by law to close. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall not be reflected in computing interest or fees, as the case may be.

“Capital Stock” of any Person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of, or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease or finance lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Subsidiaries.

“Cash Equivalents” means:

(1) (a) Dollars, Canadian dollars, Australian dollars, pounds sterling, yen, euro, peso, rupee, dram, yuan, Hong Kong dollars, any national currency of any member state of the European Union or any Alternative Currency; or (b) any other foreign currency held by the Issuer and its Subsidiaries from time to time in the ordinary course of business or consistent with past practice;

(2) securities issued or directly and fully guaranteed or insured by the United States, Canadian, Australian, United Kingdom, Chinese, Mexican, Armenian, Indian or Japanese governments, a member state of the European Union or, in each case, any agency or instrumentality thereof (provided that the full faith and credit obligation of such country or such member state is pledged in support thereof), with maturities of 36 months or less from the date of acquisition;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits, demand deposits or bankers’ acceptances having maturities of not more than two years from the date of acquisition thereof issued by any bank, trust company or other financial institution (a) whose commercial paper is rated at least “P-2” or the equivalent thereof by S&P or at least “A-2” or the equivalent thereof by Moody’s (or, if at the time, neither S&P or Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Issuer) or (b) having combined capital and surplus in excess of $100.0 million;

(4) repurchase obligations for underlying securities of the types described in clause (2), (3), (7) or (8) entered into with any Person meeting the qualifications specified in clause (3) above;

(5) securities with maturities of two years or less from the date of acquisition backed by standby letters of credit issued by any Person meeting the qualifications in clause (3) above;

(6) commercial paper and variable or fixed rate notes issued by any Person meeting the qualifications specified in clause (3) above (or by the parent company thereof) maturing within two years after the date of creation thereof, or if no rating is available in respect of the commercial paper or variable or fixed rate notes, the issuer of which has an equivalent rating in respect of its long-term debt;

(7) marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either S&P or Moody’s, respectively (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Issuer);

(8) readily marketable direct obligations issued by any state, province, commonwealth or territory of the United States of America or any political subdivision, taxing authority or any agency or instrumentality thereof, rated BBB- (or the equivalent) or better by S&P or Baa3 (or the equivalent) or better by Moody’s (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of not more than two years from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or agency or instrumentality thereof, with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of not more than two years from the date of acquisition;

(10) Investments with average maturities of 24 months or less from the date of acquisition in money market funds with a rating of “A” or higher from S&P or “A-2” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Issuer);

(11) with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided that such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers’ acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided that such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “P-2” or the equivalent thereof or from Moody’s is at least “A-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition, and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(12) Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of not more than two years from the date of acquisition;

(13) bills of exchange issued in the United States of America, Canada, Australia, the United Kingdom, Japan, a member state of the European Union eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(14) investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by any bank meeting the qualifications specified in clause (3) above;

(15) any investment company, money market, enhanced high yield, pooled or other investment fund investing 90% or more of its assets in instruments of the types specified in the clauses above; and

(16) investments permitted pursuant to the Issuer’s investment policy as approved by the Board of Directors (or committee thereof) of the Issuer from time to time.

In the case of Investments by any Foreign Subsidiary, Cash Equivalents shall also include (a) investments of the type and maturity described in the clauses above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in the clauses above and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 15 Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“Cash Management Obligations” means (1) obligations in respect of any overdraft and other liabilities arising from treasury, depository, cash pooling arrangements, electronic fund transfer, treasury services and cash management services, including controlled disbursement services, working capital lines, lines of credit, return items, any direct debit scheme or arrangement, interstate depository network services, overdraft facilities, foreign exchange facilities, currency management services, deposit and other accounts and merchant services, or other cash management arrangements or any automated clearing house arrangements, (2) obligations in respect of netting or setting off arrangements, credit, debit or purchase card programs, stored value card and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and other liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate or commercial credit and purchasing cards and related programs or any automated clearing house transfers of funds).

“Casualty Event” means any event that gives rise to the receipt by the Issuer or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, assets or real property (including any improvements thereon) to replace or repair such equipment, assets or real property.

“Change of Control” means:

(1) the Issuer becoming aware of (by way of the filing of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, or written notice to the Issuer or otherwise) the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than any Permitted Holders, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer;

(2) the adoption of any plan for the liquidation or dissolution of the Issuer (whether or not otherwise in compliance with the provisions of this Indenture);

(3) the sale or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person (other than the Issuer or any of its Subsidiaries) and any “person” (as defined in clause (1) above) is or becomes the “beneficial owner” (as so defined) of more than 50% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets, as the case may be; or

(4) the occurrence of a “change in control” (or similar event, however denominated) with respect to the Issuer under and as defined in any indenture or other agreement or instrument evidencing or governing the rights of the holders of any series of the Convertible Notes or the Existing Senior Notes, in each case that requires that the Issuer repay or repurchase, or offer to repay or repurchase, such Convertible Notes or Existing Senior Notes.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own (A) Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (B) any Voting Stock tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (C) any Voting Stock if such beneficial ownership (a) arises solely as a result of a revocable proxy delivered in a proxy or consent solicitation made pursuant to the applicable rules and regulations of the Exchange Act and (b) is not then reportable on Schedule 13D, (ii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity, (iii) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner, (iv) a transaction will not be deemed to involve a Change of Control under clause (3) above if (i) the Issuer becomes a direct or indirect wholly owned subsidiary of a holding company and (ii)(A) the holders having a majority of the ultimate beneficial ownership of the Voting Stock of such holding company immediately following that transaction were the holders having beneficial ownership of the Issuer’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company, and (v) the transfer of assets between or among the Issuer and its Subsidiaries shall not itself constitute a Change of Control.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees, including amortization or write-off of (i) intangible assets and non-cash organization costs, (ii) deferred financing and debt issuance fees, costs and expenses, (iii) capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs and incentive payments, media development costs, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities and (iv) capitalized fees related to any Qualified Securitization Financing or Receivables Facility, of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any write down of assets or asset value carried on the balance sheet.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by:

(a) Fixed Charges of such Person for such period (including (w) non-cash rent expense, (x) net losses or any obligations on any Hedging Obligations or other derivative instruments, (y) bank, letter of credit and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” and any non-cash interest expense), to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(b) (x) provision for taxes based on income, profits, revenue or capital, including federal, national, foreign, state, regional, provincial, territorial, local, unitary, excise, property, franchise, value added and similar taxes and withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and similar taxes of such Person paid or accrued during such period (including in respect of repatriated funds), (y) the employer portion of payroll tax expenses related to stock option and other equity-based compensation expenses paid or accrued during such period, and (z) the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income” in each case, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(d) any fees, costs, premiums, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated Equity Offering, Investment, acquisition, disposition, recapitalization or the incurrence, repurchase, redemption, prepayment, discharge, defeasance, amendment, modification, restructuring, or refinancing of Indebtedness, in each case not prohibited by this Indenture (including fees, costs, premiums, expenses or charges associated with any call spread or capped call transaction or other hedging or share repurchase transaction entered into with respect to any Indebtedness convertible or exchangeable into capital stock) (including a refinancing thereof) (in all cases, whether or not completed or successful and including any such transaction consummated prior to the Issue Date), including (i) such fees, expenses or charges (including rating agency fees, agent fees, consulting fees and other related expenses and/or letter of credit or similar fees) related to the offering or incurrence of, or ongoing administration of, the Notes, any series of the Convertible Notes or the Existing Senior Notes, the Revolving Credit Facility or any other Credit Facility, securities or Indebtedness and any Securitization Fees, and (ii) any amendment, waiver, tender, exchange, unwind or other modification of the Notes, any series of the Convertible Notes or the Existing Senior Notes, the Revolving Credit Facility, Receivables Facilities, Securitization Facilities, any other Credit Facility, any Securitization Fees, any other securities or Indebtedness (including fees, costs, premiums, costs and expenses or charges associated with the unwind of any call spread or capped call transaction or other hedging or share repurchase transaction previously entered into with respect to any Indebtedness convertible or exchangeable into capital stock) or any Equity Offering, in each case, whether or not consummated, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(e) (i) the amount of any restructuring charge, accrual, reserve (and adjustments to existing reserves) or expense, integration cost, inventory optimization programs or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives and tax restructurings) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any costs incurred in connection with acquisitions or divestitures after the Issue Date, any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, costs in connection with headcount reductions, costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), costs related to entry into new markets and new product introductions (including labor costs, scrap costs and lower absorption of costs, including due to decreased productivity and greater inefficiencies), systems development and establishment costs, operational and reporting systems, technology initiatives, contract termination costs, future lease commitments and costs related to the opening and closure and/or consolidation and/or integration of facilities (including severance, rent termination, moving and legal costs), IT infrastructure and legal entities and to exiting lines of business and consulting fees incurred with any of the foregoing and (ii) fees, costs and expenses associated with acquisition related litigation and settlements thereof; plus

(f) any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including (i) non-cash losses on the sale of assets and any write-offs or write-downs, deferred revenue or impairment charges, (ii) impairment charges, amortization (or write-offs) of financing costs (including debt discount, debt issuance costs and commissions and other fees associated with Indebtedness, including the Notes and Indebtedness under the Revolving Credit Facility) of such Person and its Subsidiaries, (iii) unrealized losses on swap, forward, future or derivative transactions and (iv) the impact of acquisition method accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with any Investment, deferred revenue or any effects of adjustments resulting from the application of purchase accounting, purchase price accounting (including any step-up in inventory and loss of profit on the acquired inventory) (provided that if any such non-cash charge, write-down, expense, loss or item represents an accrual or reserve for potential cash items in any future period, (A) the Issuer may elect not to add back such non-cash charge, expense or loss in the current period and (B) to the extent the Issuer elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA when paid), or other items classified by the Issuer as special items less other non-cash items of income increasing Consolidated Net Income (excluding any amortization of a prepaid cash item that was paid in a prior period or such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(g) the amount of pro forma “run rate” cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the elimination of a public target’s Public Company Costs), operating expense reductions, other operating improvements and initiatives and synergies (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken, net of the amount of actual benefits realized during such period from such actions) projected by the Issuer in good faith to be reasonably anticipated to be realizable or with respect to which a plan for realization shall have been established within 24 months of the date thereof (including from any actions taken in whole or in part prior to such date), which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the elimination of a public target’s Public Company Costs), operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period, net of the amount of actual benefits realized prior to or during such period from such actions; provided that such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Issuer); plus

(h) any costs or expenses incurred by the Issuer or a Subsidiary pursuant to any management equity plan, stock option plan, phantom equity plan, profits interests or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement, and any costs or expenses in connection with the roll-over, acceleration or payout of Capital Stock held by management, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Issuer; plus

(i) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2)(a) below for any previous period and not added back; plus

(j) any net loss included in the Consolidated Net Income attributable to non-controlling or minority interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus

(k) the amount of any non-controlling or minority interest expense consisting of Subsidiary income attributable to non-controlling or minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(l) unrealized or realized foreign exchange losses resulting from the impact of foreign currency changes; plus

(m) with respect to any joint venture, an amount equal to the proportion of those items described in clause (b) or (c) above relating to such joint venture corresponding to the Issuer’s and its Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Subsidiary) to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(n) the amount of any costs or expenses relating to payments made to holders of stock appreciation or similar rights, stock options, restricted stock, phantom equity, profits interests or other interests or rights of the Issuer or any of its Subsidiaries in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its Subsidiaries, which payments are being made to compensate such holders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(o) the increase (if any) in the balance of the amount of deferred revenue as of the end of any such period over the balance of the amount of deferred revenue as of the end of the immediately preceding period as measured in accordance with the Issuer’s statements of cashflows; and

(2) decreased (without duplication) by:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period (other than non-cash gains relating to the application of Accounting Standards Codification Topic 840—Leases); plus

(b) the decrease (if any) in the balance of the amount of deferred revenue as of the end of any such period below the balance of the amount of deferred revenue as of the end of the immediately preceding period as measured in accordance with the Issuer’s statements of cashflows.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in mark-to-market valuation of any Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net costs and net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (i) Securitization Fees, (ii) penalties and interest relating to taxes, (iii) annual agency or similar fees paid to the administrative agents, collateral agents and other agents under the Revolving Credit Facility or any other Credit Facility, (iv) any additional interest or liquidated damages owing pursuant to any registration rights obligations, (v) costs associated with obtaining Hedging Obligations, (vi) accretion or accrual of discounted liabilities other than Indebtedness, (vii) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting in connection with any acquisition, (viii) amortization, expensing or write-off of deferred financing fees, amendment and consent fees, debt issuance costs, debt discount or premium, terminated Hedging Obligations and other commissions, fees and expenses, discounted liabilities, original issue discount and any other amounts of non-cash interest and, adjusted to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program, (ix) any expensing of bridge, arrangement, structuring, commitment, agency, consent and other financing fees and any other fees related to any acquisitions after the Issue Date, (x) any accretion of accrued interest on discounted liabilities and any prepayment, make-whole or breakage premium, penalty or cost, (xi) interest expense with respect to Indebtedness of any direct or indirect parent of such Person resulting from push-down accounting and (xii) any lease, rental or other expense in connection with a Non-Financing Lease Obligation); plus

(2) consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, however, that there will not be included in such Consolidated Net Income:

(1) any net income (loss) of any Person if such Person is not a Subsidiary (including any net income (loss) from investments recorded in such Person under the equity method of accounting), except that the Issuer’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or to the extent converted into cash or Cash Equivalents) or that (as determined by the Issuer in its reasonable discretion) could have been distributed by such Person during such period to the Issuer or a Subsidiary as a dividend or other distribution or return on investment;

(2) any gain (or loss) (a) in respect of facilities no longer used or useful in the conduct of the business of the Issuer or its Subsidiaries, abandoned, closed, disposed or discontinued operations, (b) on disposal, abandonment, closing or discontinuance of disposed, abandoned, closed or discontinued operations and (c) attributable to asset dispositions, abandonments, sales or other dispositions of any asset (including pursuant to any sale and leaseback transaction) other than in the ordinary course of business;

(3) (a) any extraordinary, exceptional, unusual or nonrecurring loss, charge or expense, Permitted Change of Control Costs, restructuring and duplicative running costs, restructuring charges or reserves (whether or not classified as restructuring expense on the consolidated financial statements), relocation costs, start-up or initial costs for any project or new production line, division or new line of business, integration and facilities’ or bases’ opening costs, facility consolidation and closing costs, severance costs and expenses, one-time charges (including compensation charges), payments made pursuant to the terms of change in control agreements that the Issuer or a Subsidiary entered into with employees of the Issuer or a Subsidiary, costs relating to pre-opening, opening and conversion costs for facilities, losses, costs or cost inefficiencies related to facility or property disruptions or shutdowns, signing, retention and completion bonuses (including management bonus pools), recruiting costs, costs incurred in connection with any strategic or cost savings initiatives, transition costs, contract terminations, litigation and arbitration fees, expenses, costs and charges (including with respect to settlements), costs, expenses, settlements and charges related to, arising out of or made in connection with investigations and regulatory matters, expenses in connection with one-time rate changes, costs incurred with acquisitions, investments and dispositions (including travel and out-of-pocket costs, human resources costs (including relocation bonuses), management transition costs, advertising costs, losses associated with temporary decreases in work volume and expenses related to maintain underutilized personnel) and non-recurring product and intellectual property development, other business optimization expenses or reserves (including costs and expenses relating to business optimization programs and new systems design and costs or reserves associated with improvements to IT and accounting functions), retention charges (including charges or expenses in respect of incentive plans), system establishment costs and implementation costs and operating expenses attributable to the implementation of strategic or cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments) and professional, legal, accounting, consulting and other service fees incurred with any of the foregoing and (b) any charge, expense, cost, accrual or reserve of any kind associated with acquisition related litigation and settlements thereof;

(4) (a) at the election of the Issuer with respect to any quarterly period, the cumulative effect of a change in law, regulation or accounting principles and changes as a result of the adoption or modification of accounting policies, (b) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period and (c) any costs, charges, losses, fees or expenses in connection with the implementation or tracking of such changes or modifications specified in the foregoing clauses (a) and (b);

(5) (a) any equity-based or non-cash compensation or similar charge, cost or expense or reduction of revenue, including any such charge, cost, expense or reduction arising from any grant of stock, stock appreciation or similar rights, stock options, restricted stock, phantom equity, profits interests or other interests, or other rights or equity- or equity-based incentive programs (“equity incentives”), any income (loss) associated with the equity incentives or other long-term incentive compensation plans (including under deferred compensation arrangements of the Issuer or Subsidiary and any positive investment income with respect to funded deferred compensation account balances), roll-over, acceleration or payout of Capital Stock by employees, directors, officers, managers, contractors, consultants, advisors or business partners (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or Subsidiary, and any cash awards granted to employees of the Issuer and its Subsidiaries in replacement for forfeited awards, (b) any non-cash losses realized in such period in connection with adjustments to any employee benefit plan due to changes in estimates, actuarial assumptions, valuations, studies or judgments or non-cash compensation expense resulting from the application of Accounting Standards Codification Topic 718, Compensation – Stock Compensation and (c) any net pension or post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, amortization of such amounts arising in prior periods, amortization of the unrecognized obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards No. 87, 106 and 112, and any other item of a similar nature;

(6) any income (loss) from the extinguishment, conversion or cancellation of Indebtedness, Hedging Obligations or other derivative instruments (including deferred financing costs written off, premiums paid or other expenses incurred);

(7) any unrealized or realized gains or losses in respect of any Hedging Obligations or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions;

(8) any fees, losses, premiums, costs, expenses or charges incurred during such period (including any transaction, retention bonus or similar payment), or any amortization thereof for such period, in connection with (a) any acquisition, recapitalization, Investment, disposition or issuance, repayment, repurchase, redemption, prepayment, discharge, defeasance or restructuring of Indebtedness (including such fees, premiums, costs, expenses or charges related to the offering, issuance and rating of the Notes, other securities, any series of the Convertible Notes or the Existing Senior Notes, the Revolving Credit Facility or any other Credit Facility or Indebtedness (including fees, premiums, costs, expenses or charges associated with any call spread or capped call transaction or other hedging or share repurchase transaction entered into with respect to any Indebtedness convertible or exchangeable into capital stock)), issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (including the issuance of the Notes, any amendment or other modification of the Notes, other securities, any series of the Convertible Notes or the Existing Senior Notes, the Revolving Credit Facility or any other Credit Facility or Indebtedness) (including fees, premiums, costs, expenses or charges associated with any call spread or capped call transaction or other hedging or share repurchase transaction entered into with respect to any Indebtedness convertible or exchangeable into capital stock), in each case, including any such transaction consummated prior to, on or after the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with Accounting Standards Codification Topic 805 – Business Combinations and any adjustments resulting from the application of Accounting Standards Codification Topic 460 – Guarantees or any related pronouncements) and (b) in each case not prohibited by the documentation governing any Indebtedness;

(9) any unrealized or realized gain or loss resulting in such period from currency translation increases or decreases or transaction gains or losses, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency risk), intercompany balances, other balance sheet items, Hedging Obligations or other obligations of the Issuer or any Subsidiary owing to the Issuer or any Subsidiary and any other realized or unrealized foreign exchange gains or losses relating to the translation of assets and liabilities denominated in foreign currencies;

(10) any unrealized or realized income (loss) or non-cash expense attributable to movement in mark-to-market valuation of foreign currencies, Indebtedness or derivative instruments pursuant to GAAP;

(11) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP and related pronouncements, including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, loans, leases, goodwill, intangible assets, in-process research and development, deferred revenue (including deferred costs related thereto and deferred rent) and debt line items thereof, resulting from the application of acquisition method accounting, recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition (by merger, consolidation, amalgamation or otherwise), joint venture investment or other Investment or the amortization or write-off or write-down of any amounts thereof;

(12) any impairment charge, write-off or write-down, including impairment charges, write-offs or write-downs related to intangible assets, long-lived assets, goodwill, investments in debt or equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and investments recorded using the equity method or as a result of a change in law or regulation and the amortization of intangibles arising pursuant to GAAP;

(13) (a) accruals and reserves (including contingent liabilities) that are established or adjusted within 18 months after the closing of any acquisition or disposition that are so required to be established or adjusted as a result of such acquisition or disposition in accordance with GAAP, or changes as a result of adoption or modification of accounting policies and (b) earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments;

(14) any income (loss) related to any realized or unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment (including embedded derivatives in customer contracts), and the application of Accounting Standards Codification Topic 815-Derivatives and Hedging and its related pronouncements or mark to market movement of other financial instruments pursuant to Accounting Standards Codification Topic 825-Financial Instruments, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP;

(15) the amount of (i) Board of Director (or equivalent thereof) fees, management, monitoring, consulting, refinancing, transaction, advisory and other fees (including exit and termination fees) and indemnities, costs and expenses paid or accrued in such period to (or on behalf of) any member of the Board of Directors (or the equivalent thereof) of the Issuer or any of its Subsidiaries and (ii) payments made to option holders of the Issuer in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity;

(16) the amount of loss or discount on sale of Securitization Assets, Receivables Assets and related assets in connection with a Qualified Securitization Financing or Receivables Facility; and

(17) (i) payments to third parties in respect of research and development, including amounts paid upon signing, success, completion and other milestones and other progress payments, to the extent expensed and (ii) effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates).

In addition, to the extent not already excluded (or included, as applicable) from the Consolidated Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall be increased by the amount of: (i) any expenses, charges or losses that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is in fact reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365-day period) and (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365-day period), expenses, charges or losses with respect to liability or Casualty Events or business interruption.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (i) the sum of (a) Consolidated Total Indebtedness secured by a Lien on the assets of the Issuer and its Subsidiaries as of such date, net of up to $1.0 billion of cash and Cash Equivalents of the Issuer and its Subsidiaries as of such date, and (b) without duplication, the Reserved Indebtedness Amount secured by a Lien as of such date to (ii) LTM EBITDA.

Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, or any Lien is incurred or other transaction is undertaken, in reliance on a ratio basket based on the Consolidated Secured Leverage Ratio, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other basket (other than a ratio basket based on the Consolidated Secured Leverage Ratio) on the same date. Each item of Indebtedness that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Consolidated Secured Leverage Ratio test.

Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, or any Lien is incurred or other transaction is undertaken, in reliance on a ratio basket based on a Consolidated Secured Leverage Ratio, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility (1) immediately prior to or in connection therewith or (2) used to finance working capital needs of the Issuer and its Subsidiaries.

For purposes of making the computation referred to above, any Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations that have been made by the Issuer or any of its Subsidiaries prior to such determination date (the “reference period”) or subsequent to the reference period but prior to or simultaneously with the event for which the calculation of the Consolidated Secured Leverage Ratio is made (the “Calculation Date”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations (and any associated change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Issuer or any of its Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Consolidated Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the reference period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Issuer, and may include, for the avoidance of doubt, cost savings, operating expense reductions and synergies resulting from the transaction that is being given pro forma effect. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire reference period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility being given pro forma effect shall be computed based upon the average daily balance of such Indebtedness during the reference period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Issuer may designate.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (a) the aggregate principal amount of outstanding Indebtedness for borrowed money (excluding Indebtedness with respect to Cash Management Obligations and intercompany Indebtedness), plus (b) the aggregate principal amount of Capitalized Lease Obligations, Purchase Money Obligations and unreimbursed drawings under letters of credit of the Issuer and its Subsidiaries outstanding on such date (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Indebtedness until five Business Days after such amount is drawn), with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Secured Leverage Ratio.” For the avoidance of doubt, Consolidated Total Indebtedness shall exclude Indebtedness in respect of any Receivables Facility or Securitization Facility.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any Non-Financing Lease Obligation, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person that directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for the purpose of making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Corporate Trust Office” means the offices of the Trustee at which at any time this Indenture is being administered, which office as of the date hereof is located at U.S. Bank Trust Company, National Association, 633 West 5th Street, 24th Floor, Los Angeles, CA 90071, Attention: Corporate Trust (Snap Inc. Administrator), or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Issuer).

“Convertible Notes” means the 2026 Convertible Notes, the 2027 Convertible Notes, the 2028 Convertible Notes and the 2030 Convertible Notes.

“Credit Facility” means, with respect to the Issuer or any of its Subsidiaries, one or more credit facilities (including the Revolving Credit Facility), debt facilities, financing agreements, indentures or other arrangements (including, without limitation, any commercial paper facilities and overdraft facilities) with one or more banks, other financial institutions or investors providing for loans, borrowings, revolving credit loans, term loans, notes, bonds, debt securities, receivables financing (including through the sale of receivables and related assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables and related assets), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the Revolving Credit Facility or one or more credit facilities, debt facilities, financing agreements, indentures or similar arrangements (including, without limitation, any term loan, revolving credit, line of credit or similar agreement, commercial paper facilities and overdraft facilities)) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Custodian” means the Person appointed as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Note” means a certificated Initial Note or Additional Note (bearing the Restricted Notes Legend (as defined in Appendix A) if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend (as defined in Appendix A).

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3(b) as the Depositary with respect to the Global Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part (except as a result of a Change of Control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a Change of Control, asset sale or similar event shall be subject to the prior repayment in full of the Notes), in each case on or prior to the date that is the earlier of (a) the Stated Maturity of the Notes and (b) the date on which there are no Notes outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that (i) if any Capital Stock is issued pursuant to any plan for the benefit of any future, current or former employee, director, officer, member of management, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer (or any direct or indirect parent thereof), any of its Subsidiaries or any other entity in which the Issuer or a Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof), or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates or Immediate Family Members), directors, officers, employees, members of management, managers or consultants, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer (or any direct or indirect parent company thereof) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations and (ii) no Capital Stock shall constitute Disqualified Stock if the transactions referred to in clauses (1) and (2) above applicable to such Capital Stock are only required to the extent permitted under this Indenture or after repayment, defeasance, discharge, repurchase, redemption or other satisfaction of all Notes.

“Dollars” or “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States, excluding (x) any such Subsidiary substantially all of the assets of which consist of Equity Interests in one or more Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code and (y) any such Subsidiary that is owned (directly or indirectly) by a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest provided that Equity Interests shall not include any of the Convertible Notes.

“Equity Offering” means (i) a sale of Capital Stock (other than through the issuance of Disqualified Stock) other than (a) offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions or other securities of the Issuer and (b) issuances of Capital Stock to any Subsidiary of the Issuer or (ii) a cash equity contribution to the Issuer.

“euro” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Existing Senior Notes” means the 2033 Notes.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charges” means, with respect to any Person for any period, the sum of (without duplication):

(1) Consolidated Interest Expense (other than the amortization of deferred financing costs) of such Person for such period paid or payable in cash, net of interest income;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Subsidiary of such Person during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person during such period.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States of America or any state thereof, or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Public Company Accounting Oversight Board (United States) and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided, that if the Issuer notifies the Trustee that the Issuer requests an amendment to any provision (including any definitions) hereof to eliminate the effect of any change occurring after the Issue Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Global Notes” means the Notes that are in the form of Exhibit A issued in global form and registered in the name of the Depositary or its nominee.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into primarily for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice or (y) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided further, that the amount of any Guarantee shall be deemed to be the lower of (i) the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Subsidiary that Guarantees the Notes, until such Guarantee is released in accordance with the terms of this Indenture. As of the date of this Indenture, there are no Guarantors.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the nominee of DTC.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships and the estate of such individual and such other individuals above) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be incurred by such Subsidiary at the time it becomes a Subsidiary and the terms “incurred” and “incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of indebtedness of such Person for borrowed money;

(2) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence or such obligations are cash collateralized);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except (i) current accounts payable, deferred compensation and accrued expenses, trade payables or similar obligations, including accrued expenses owed, to a trade creditor, (ii) accrued obligations in the ordinary course of business, (iii) intercompany payables and liabilities in the ordinary course of business and (iv) any earn-out obligation until such obligation become a liability on the balance sheet in accordance with GAAP and if not paid after being due and payable), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5) Capitalized Lease Obligations of such Person;

(6) the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock issued to a Person other than the Issuer or any Subsidiary (but excluding, in each case, any accrued dividends or distributions);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Issuer) and (b) the amount of such Indebtedness of such other Persons;

(8) Guarantees by such Person of the principal component of Indebtedness of the type referred to in clause (1), (2), (3), (4), (5) or (9) of other Persons to the extent Guaranteed by such Person; and

(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

with respect to clauses (1), (2), (3), (4) and (5) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof, in the case of any Indebtedness issued with original issue discount and (b) the principal amount of such Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815—Derivatives and Hedging and related pronouncements to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Contingent Obligations incurred in the ordinary course of business or consistent with past practice, other than Guarantees of Indebtedness or other assumptions of Indebtedness;

(ii) Cash Management Obligations;

(iii) any lease, concession or license of property (or Guarantee thereof), other than any Capitalized Lease Obligations or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(iv) obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice;

(v) in connection with the purchase by the Issuer or any Subsidiary of any business, any deferred or prepaid revenue or post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not fixed and determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner (unless disputed in good faith);

(vi) any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes;

(vii) obligations under or in respect of Qualified Securitization Financing or Receivables Facilities;

(viii) Capital Stock other than Disqualified Stock;

(ix) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller;

(x) intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business;

(xi) obligations with respect to call spread, capped call or other hedging or share repurchase transaction with respect to any convertible or exchangeable Indebtedness;

(xii) deferred or prepaid revenue arising in the ordinary course of business; or

(xiii) amounts owed to dissenting stockholders (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with the covenant set forth in Section 5.1.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Notes” has the meaning specified in the recitals of this Indenture.

“interest” with respect to the Notes means interest with respect thereto.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of advances, loans or other extensions of credit (excluding (i) accounts receivable, trade credit, advances or extensions of credit to customers, suppliers, future, present or former directors, officers, employees, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Person in the ordinary course of business or consistent with past practice, (ii) any debt or extension of credit represented by a bank deposit other than a time deposit, (iii) intercompany advances arising from cash management, tax and accounting operations and (iv) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment.

“Investment Grade Status” shall occur when the Notes receive two of the following:

(1) a rating of “BBB-” or higher from S&P;

(2) a rating of “Baa3” or higher from Moody’s; or

(3) a rating of “BBB-” or higher from Fitch;

or the equivalent of such rating by such rating organization or, if no rating of S&P, Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Issue Date” means August 12, 2025.

“Issuer” means Snap Inc., a Delaware corporation, and any Successor Company.

“Issuer Order” means a written order signed in the name of the Issuer by one Officer, who must be the Chairman of the Board of Directors, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer, Chief Legal Officer, General Counsel, any Executive Vice President, any Senior Vice President, any other Vice President (whether or not designated by a word or words added before or after the title “Vice President”), General Counsel, Secretary, Assistant Secretary, Treasurer or any Assistant Treasurer of the Issuer.

“Lien” means, with respect to any asset, any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge in the nature of a security interest (including the interest of a vendor or lessor under any conditional sale or other title retention agreement or financing lease in the nature thereof) in respect of such asset, that has not been terminated or released; provided that in no event shall Non-Financing Lease Obligations be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control), whose consummation is not conditioned on the availability of, or on obtaining, third-party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (3) any asset sale or disposition and (4) a “Permitted Change of Control.”

“LTM EBITDA” means Consolidated EBITDA of the Issuer and its Subsidiaries measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements are available (which may be internal financial statements), in each case with such pro forma adjustments, since the start of such four quarter period as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Secured Leverage Ratio.”

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a “nationally recognized statistical rating organization” as such term is defined for purposes of Section 3(a)(62) of the Exchange Act.

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease in accordance with GAAP in effect as of January 1, 2015 (whether or not such operating lease was in effect on such date). For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-Guarantor” means any Subsidiary of the Issuer that is not a Guarantor.

“Note Documents” means the Notes (including any Additional Notes), their related Guarantees and this Indenture.

“Notes” means the Initial Notes and any Additional Notes. The Initial Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture.

“Obligations” means any principal, interest (including Post-Petition Interest and fees accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Guarantor whether or not a claim for Post-Petition Interest or fees is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Issuer’s final offering memorandum, dated August 7, 2025, relating to the offer and sale of the Initial Notes.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, any Managing Director, the Secretary or any Assistant Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Issuer or its Subsidiaries.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of, and premium, if any, and interest on, any Note on behalf of the Issuer.

“Permitted Change of Control” means any Change of Control that does not constitute a Change of Control Triggering Event.

“Permitted Change of Control Costs” means all fees, costs and expenses incurred or payable by the Issuer or any of its Subsidiaries in connection with a Permitted Change of Control.

“Permitted Holders” means (1) the holders of Class C common stock of the Issuer as of the date of this Indenture and any Affiliate thereof (including, for the avoidance of doubt any company, partnership, trust, foundation, or other entity or investment vehicle for which such holder of Class C common stock retains sole voting power of the Class C common stock held by such entity and such holder’s, estate, heirs, immediate family, including his or her spouse, ex-spouse, children, step-children and their respective descendants), (2) any officer or director of the Issuer who is a beneficial owner of shares of the Issuer’s Class B common stock or the Issuer’s Class C common stock as a result of having been granted a revocable proxy in respect of such shares at the request of the Issuer’s board of directors and (3) any holder of a proxy granted by a holder of Class C common stock of the Issuer listed in clause (1) hereof that is or becomes effective as a result of the death or disability of such holder of Class C common stock.

“Permitted Liens” means, with respect to any Person:

(1) Liens on assets or property of a Subsidiary that is not a Guarantor securing Indebtedness and other Obligations of any Subsidiary that is not a Guarantor;

(2) pledges, deposits or Liens (a) in connection with workmen’s and worker’s compensation laws, payroll taxes, unemployment insurance laws, employers’ health tax and other social security laws or similar legislation or other insurance related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same) or (b) in connection with bids, tenders, completion guarantees, contracts, leases, utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, warranty, release, judgment, customs, appeal, performance bonds, guarantees of government contracts, return of money bonds, bankers’ acceptance facilities and obligations of a similar nature (including those to secure health, safety and environmental obligations), and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case incurred in the ordinary course of business or consistent with past practice;

(3) Liens with respect to outstanding motor vehicle fines and Liens imposed by law or regulation, including carriers’, warehousemen’s, mechanics’, landlords’, suppliers’, materialmen’s, repairmen’s, architects’, construction contractors’ or other similar Liens, in each case for amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith by appropriate proceedings;

(4) Liens for taxes, assessments, unclaimed or escheated funds or properties, business license fees or other governmental charges that are not overdue for a period of more than 60 days or not yet payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP (or other applicable accounting principles) have been made in respect thereof, or for property taxes on property of the Issuer or one of its Subsidiaries has determined to abandon if the sole recourse for such tax is to such property;

(5) encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties, exceptions on title policies insuring Liens granted on any mortgaged properties or any other collateral or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other similar agreements, charges or encumbrances, which do not in the aggregate materially interfere with the ordinary course conduct of the business of the Issuer and its Subsidiaries, taken as a whole;

(6) Liens (a) securing Hedging Obligations, Cash Management Obligations and the costs thereof; (b) that are rights of set-off, rights of pledge or other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business or consistent with past practice, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer or any Subsidiary or consistent with past practice or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any Subsidiary in the ordinary course of business or consistent with past practice; (c) on cash accounts with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes; and (e) (i) of a collection bank arising under Section 4-210 of the UCC or any comparable or successor provision on items in the course of collection, (ii) in favor of a banking or other financial institution or electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts or (iii) arising under customary general terms and conditions of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness;

(7) leases, licenses, subleases and sublicenses of assets (including real property, intellectual property, software and other technology rights), in each case (A) entered into in the ordinary course of business or granted to the Issuer or any of its Subsidiaries or (B) with respect to intellectual property, software and other technology rights not interfering in any material respect with the business of the Issuer and its Subsidiaries, taken as a whole;

(8) Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default under Section 6.1(e);

(9) Liens (a) securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing Indebtedness or other Obligations incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that any such Liens may not extend to any assets or property of the Issuer or any Subsidiary other than the assets or property financed by such obligations, replacements thereof and assets and property affixed or appurtenant thereto and accessions, additions, improvements, attachments, proceeds, dividends or distributions thereof and customary security deposits, including (i) after-acquired property that is affixed or incorporated into the property or assets covered by such Lien and (ii) the proceeds and products thereof and (b) any interest or title of a lessor, sublessor, franchisor, licensor or sublicensor or secured by a lessor’s, sublessor’s, franchisor’s, licensor’s or sublicensor’s interest under any Capitalized Lease Obligations or Non-Financing Lease Obligations;

(10) Liens arising from UCC financing statements, including precautionary financing statements (or similar filings) regarding operating leases or consignments entered into by the Issuer and its Subsidiaries;

(11) Liens existing on the Issue Date;

(12) Liens on property, assets or shares of stock of a Person at the time such Person becomes a Subsidiary (or at the time the Issuer or a Subsidiary acquires such property, assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Issuer or any Subsidiary); provided, however, that such Liens are not created in anticipation of such other Person becoming a Subsidiary (or such acquisition of such property, assets or stock); provided further, that such Liens are limited to all or part of the same property, assets or stock (or, in the case of receivables, inventory or similar revolving assets, the same type of property or assets) (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including (i) after-acquired property that is affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing Indebtedness if the terms of such Indebtedness require or include a pledge of such after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the Obligations relating to any Indebtedness or other obligations to which such Liens relate;

(13) Liens securing Obligations relating to any Indebtedness or other obligations of the Issuer or a Subsidiary owing to the Issuer or another Subsidiary, or Liens in favor of the Issuer or any Subsidiary or the Trustee;

(14) Liens securing Indebtedness incurred to refinance Indebtedness that was previously so secured, and permitted to be secured, under this Indenture; provided that any such Lien is limited to all or part of the same property or assets (or, in the case of receivables, inventory or similar revolving assets, the same type of property or assets) (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including (i) after-acquired property that is affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness if the terms of such refinanced Indebtedness require or include a pledge of such after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Obligations relating to the Indebtedness or other obligations being refinanced or is in respect of property or assets that is or could be the security for or subject to a Permitted Lien hereunder;

(15) (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Issuer or any Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(17) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business or consistent with past practice;

(19) Liens securing (a) Indebtedness and other obligations in respect of Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $1.05 billion and (b) obligations of the Issuer or any Subsidiary in respect of any Cash Management Obligation or Hedging Obligation provided by any lender party to any Credit Facility or Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements in respect of such Cash Management Obligation or Hedging Obligation were entered into);

(20) Liens securing Acquired Indebtedness; provided that such Liens shall only be permitted if such Liens are limited to all or part of the same property or assets (or, in the case of receivables, inventory or similar revolving assets, the same type of property or assets), including Capital Stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including (i) after-acquired property that is affixed or incorporated into the property or assets covered by such Lien and (ii) the proceeds and products thereof) acquired, or of any Person acquired or merged, consolidated with or into the Issuer or any Subsidiary, in any transaction to which such Indebtedness or other Obligation relates;

(21) Liens deemed to exist in connection with Investments permitted under clause (4) of the definition of “Cash Equivalents”;

(22) Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Issuer or any Subsidiary or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (ii) specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(23) Liens on vehicles or equipment of the Issuer or any Subsidiary in the ordinary course of business or consistent with past practice;

(24) Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Indenture;

(25) (a) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and (b) Liens, pledges, deposits made or other security provided to secure liabilities to, or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of), insurance carriers in the ordinary course of business or consistent with past practice;

(26) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Indenture;

(27) Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment (including any letter of intent or purchase agreement with respect to such Investment) and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in an asset sale, in each case, solely to the extent such Investment or sale, transfer, lease or other disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(28) Liens securing Indebtedness and other Obligations in an aggregate principal amount not to exceed the greater of (a) $300.0 million and (b) 30.0% of LTM EBITDA at the time incurred;

(29) Liens securing Indebtedness; provided that with respect to Liens securing Indebtedness permitted under this clause, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 3.5 to 1.00;

(30) Liens deemed to exist in connection with Investments in repurchase agreements; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(31) Liens arising in connection with a Qualified Securitization Financing or a Receivables Facility;

(32) [Reserved];

(33) rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any government, statutory or regulatory authority;

(34) the rights reserved to or vested in any Person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by the Issuer or any Subsidiary or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(35) restrictive covenants affecting the use to which real property may be put and Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of the business of the Issuer or any Subsidiary;

(36) Liens on property, assets or Investments used to defease or to satisfy or discharge Indebtedness; provided such defeasance, satisfaction or discharge is not prohibited by this Indenture;

(37) Liens relating to escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose; and

(38) Liens securing the Notes (other than any Additional Notes) and their related Guarantees.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Issuer in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified.

In addition, for purposes of determining whether a Lien constitutes a “Permitted Lien” and determining compliance with the covenant as set forth under Section 4.6 (i) the creation of a Lien to secure Indebtedness where such Indebtedness existed prior to the creation of such Lien will be deemed to involve Indebtedness in an amount equal to the lesser of (x) the fair value (determined in good faith by the Issuer) of the asset subjected to such Lien and (y) the principal amount secured by such Lien and (ii) in no event will the amount of any Indebtedness or Liens securing any Indebtedness be required to be included more than once despite the fact that more than one Person is or becomes liable with respect to such Indebtedness and despite the fact such Indebtedness is secured by the assets of more than one Person.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrues after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person over shares of Capital Stock of any other class of such Person.

“principal” means, with respect to the Notes, the principal of, and premium, if any, on, the Notes.

“Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to enhanced accounting functions and investor relations, stockholder meetings and reports to stockholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other transaction costs, in each case to the extent arising solely by virtue of the listing of such Person’s equity securities on a national securities exchange or issuance of public debt securities.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, expansion, construction, installation, replacement, repair or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets, or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Securitization Financing” means any Securitization Facility that meets the following conditions: (i) the Board of Directors shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and its Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Issuer or any Subsidiary to the Securitization Subsidiary or any other Person are made for fair consideration (as determined in good faith by the Issuer) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

“Rating Agencies” means S&P, Moody’s and Fitch or if no rating by S&P, Moody’s or Fitch is publicly available, as the case may be, the equivalent of such rating selected by the Issuer by any other Nationally Recognized Statistical Ratings Organization.

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) a Change of Control or (b) the first public notice of the intention by the Issuer or another party to effect a Change of Control and (ii) ends 60 days following the consummation of such Change of Control; provided that such period will be extended for so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies.

“Ratings Event” means (a) a downgrade by one or more gradations (including gradations within ratings categories as well as between categories) or withdrawal of the rating of the Notes, in each case within the Ratings Decline Period, by at least two of the three Rating Agencies (if the Notes at such time are rated by three Rating Agencies) or by both Rating Agencies (if the Notes at such time are rated by two Rating Agencies) if the applicable Rating Agencies shall have put forth a public statement to the effect that such downgrade or withdrawal is attributable in whole or in part to the applicable Change of Control and (b) the Notes do not have an Investment Grade Status (with a withdrawn rating attributable in whole or in part to the applicable Change of Control being deemed to be not Investment Grade Status for this purpose).

“Receivables Assets” means (a) any accounts receivable, royalty and other revenue streams, other rights to payment owed to the Issuer or a Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) any assets related to, and all collateral securing, such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with an accounts receivable factoring arrangement, and any Hedging Obligations entered into by the Issuer or any Subsidiary in connection with such assets subject to a Receivables Facility.

“Receivables Facility” means an arrangement between the Issuer or a Subsidiary and a commercial bank, an asset based lender or other financial institution or an Affiliate thereof pursuant to which (a) the Issuer or such Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank, asset based lender or other financial institution (or such Affiliate) Receivables Assets and (b) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“refinance” means refinance, refund, replace, renew, repay, discharge, defease, repurchase, redeem, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Revolving Credit Facility” means Revolving Credit Agreement by and among the Issuer, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, dated May 6, 2022, as amended by that certain Amendment No. 1 by and among the Issuer, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, dated February 12, 2025, together with the related documents thereto (including the revolving credit facility thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as further amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents).

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means (a) any accounts receivable, mortgage receivables, loan receivables, royalty, franchise fee, license fee, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) any assets related to, and all collateral securing, such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction, and any Hedging Obligations entered into by the Issuer or any Subsidiary in connection with such assets subject to a Securitization Facility.

“Securitization Facility” means any of one or more securitization, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Issuer or any of its Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other Person.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or Receivables Asset or participation interest therein issued or sold in connection with, and other fees, expenses and charges (including commissions, yield, interest expense and fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Financing or Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase or otherwise make payments with respect to Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of the Issuer formed for the purpose of and that solely engages in one or more Qualified Securitization Financings or Receivables Facilities and other activities reasonably related thereto or another Person formed for this purpose.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect from time to time.

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Securitization Facility or Receivables Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“State” means any of the states of the United States of America.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any Person, at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means the party named as such in the preamble hereto until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean or include each person who is then a Trustee hereunder, and if at any time there is more than one such person.

“UCC” means the Uniform Commercial Code (or equivalent statute) as in effect from time to time in the State of New York; provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“United States” or “U.S.” means the United States of America.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the Issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Vice President”, when used with respect to the Issuer, means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

Section 1.2 Other Definitions.

Term	Defined in Section
“Applicable Premium Deficit”	8.1
“Authentication Order”	2.2
“Authorized Agent”	11.7
“Change of Control Offer”	4.7
“covenant defeasance”	8.4
“Event of Default”	6.1
“Initial Default”	6.1
“LCT Election”	1.4
“LCT Public Offer”	1.4
“LCT Test Date”	1.4
“legal defeasance”	8.3
“Note Register”	2.3
“Paying Agent”	2.3
“payment default”	6.1
“Registrar”	2.3
“Reserved Indebtedness Amount”	1.4
“Reversion Date”	4.10
“Successor Company”	5.1
“Suspended Covenant”	4.10
“Suspension Period”	4.10

Section 1.3 Rules of Construction. Unless the context otherwise requires:

(a) a term defined in Section 1.1 or 1.2 has the meaning assigned to it therein;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and words in the plural include the singular;

(e) provisions apply to successive events and transactions;

(f) unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause” or “Exhibit” refers to an Appendix, Article, Section, clause or Exhibit, as the case may be, of this Indenture;

(g) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Indenture refer to this Indenture as a whole and not to any particular Article, Section, clause or other subdivision hereof;

(h) “including” or “include” means including or include without limitation;

(i) references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(j) unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture;

(k) this Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because such Indebtedness is unsecured or secured by different collateral or (2) secured Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral or because it is subject to a payment waterfall within a particular debt facility;

(l) unless otherwise provided in this Indenture or in the Notes, the words “execute,” “execution,” “signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, the Notes or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar State laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee. The Trustee shall have the right to accept and act upon any notice, instruction or other communication, including any funds transfer instruction (each, a “Notice”), received pursuant to this Indenture by electronic transmission (including by email, facsimile transmission, web portal or other electronic methods) and shall not have any duty to confirm that the person sending such Notice is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to the Trustee) shall be deemed original signatures for all purposes. Each other party to this Indenture assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to the Trustee, including without limitation the risk of the Trustee acting on an unauthorized Notice and the risk of interception or misuse by third parties. Notwithstanding the foregoing, the Trustee may, in any instance and in its sole discretion, require that a Notice in the form of an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic Notice; and

(m) certain terms used primarily in Appendix A are defined in that Appendix.

Section 1.4 Financial Calculations for Limited Condition Transactions and Otherwise. (a) For all purposes under this Indenture, including for purposes of calculating the Consolidated Secured Leverage Ratio in connection with the incurrence or creation of any Lien pursuant to the definition of “Permitted Liens,” the Issuer may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) which is to be secured by such Lien (any such committed amount elected until revoked as described below in this Section 1.4, the “Reserved Indebtedness Amount”), as being incurred as of such election date, and, if the Consolidated Secured Leverage Ratio or other provision of this Indenture, as applicable, is complied with (or satisfied) with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this Indenture for all purposes (including as to the absence of any continuing Default or Event of Default), whether or not the Consolidated Secured Leverage Ratio or other provision of this Indenture, as applicable, at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is complied with (or satisfied); provided that for purposes of subsequent calculations of the Consolidated Secured Leverage Ratio or other provision of this Indenture, as applicable, the Reserved Indebtedness Amount shall be deemed to be outstanding, whether or not such amount is actually outstanding, for so long as such commitments are outstanding or until the Issuer revokes an election of a Reserved Indebtedness Amount.

(b) When calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture (including the determination of compliance with any provision of this Indenture that requires that no Default or Event of Default has occurred and is continuing or would result therefrom) in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or creation of Liens, redemptions, repurchases, satisfactions, discharges, defeasances and repayments), in each case, at the option of the Issuer (the Issuer’s election to exercise such option, an “LCT Election”), the date of determination of availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture (the “LCT Test Date”) shall be deemed to be either (a) the date the definitive agreement for such Limited Condition Transaction is entered into, (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer (or equivalent announcement in another jurisdiction) (an “LCT Public Offer”) in respect of a target of a Limited Condition Transaction is made or (c) in the case of any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock, the date of the applicable irrevocable notice or irrevocable offer in respect thereof, and, in each case, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or creation of Liens, redemptions, repurchases, satisfactions, discharges, defeasances and repayments) and any related pro forma adjustments, the Issuer or its applicable Subsidiary would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes under this Indenture (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued, assumed or incurred at the LCT Test Date or at any time thereafter); provided that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Issuer may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be the applicable LCT Test Date for purposes of such ratios, tests or baskets and (b) except as contemplated in the foregoing clause (a), compliance with such ratios, test or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transaction related thereto (including acquisitions, the incurrence or creation of Liens and repayments).

(c) For the avoidance of doubt, if the Issuer has made an LCT Election, (i) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Indebtedness or Consolidated EBITDA of the Issuer or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (ii) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of an Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing) and (iii) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

Section 1.5 Acts of Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer and the Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.1) conclusive in favor of the Trustee, the Issuer and the Guarantors, if made in the manner provided in this Section 1.5.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved (i) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (ii) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Issuer or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

(e) If the Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other act, the Issuer may, at its option, by or pursuant to a board resolution of the Issuer’s Board of Directors, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other act, but the Issuer shall have no obligation to do so. Any such record date shall be the record date specified in or pursuant to such board resolution, which shall be a date not more than 30 days prior to the first solicitation of Holders generally in connection therewith and no later than the date such solicitation is completed. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no request, demand, authorization, direction, notice, consent, waiver or other act by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(h) With respect to any Global Note, the Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the expiration date, if any, designated by the Issuer.

Article 2.

The Notes

Section 2.1 Form and Dating, Terms. (a) Provisions relating to the Initial Notes, Additional Notes and any other Notes issued under this Indenture are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture (with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture). The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto (with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture), which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication.

The Notes shall be issued only in fully registered form without coupons and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

(c) The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(d) The Notes shall be subject to repurchase by the Issuer pursuant to a Change of Control Offer as provided in Section 4.7, and otherwise as not prohibited by this Indenture. The Notes shall not be redeemable, other than as provided in Article 3.

(e) An unlimited aggregate principal amount of Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall be treated as a single series for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and will have the same terms (other than differences in the issue date, the issue price, interest accrued prior to the issue date of any such Additional Notes, any restricted securities legend removal date and as a result of any transaction-specific special redemption or repurchase provisions); provided that if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes or securities law purposes to the extent required by regulations or the procedures of DTC or if the Issuer otherwise determines that any Additional Notes should be differentiated from any other Notes (including as a result of any transaction-specific special redemption or repurchase provisions), such Additional Notes may have separate CUSIP and ISIN numbers from the Initial Notes. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase. Any Additional Notes shall be issued either pursuant to an Officer’s Certificate of the Issuer, pursuant to a resolution by the Board of Directors of the Issuer or pursuant to an indenture supplemental to this Indenture.

Section 2.2 Execution and Authentication. (a) At least one Officer of the Issuer shall execute the Notes on behalf of the Issuer by manual, facsimile or other electronic signature. If an Officer whose signature is on a Note no longer holds that or any office at the time a Note is authenticated, the Note shall nevertheless be valid.

(b) A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(c) On the Issue Date, the Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes in an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

(d) The Trustee may appoint an Authenticating Agent acceptable to the Issuer to authenticate Notes in accordance with Section 7.11. Unless limited by the terms of such appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An Authenticating Agent has the same rights as an Agent to deal with Holders, the Issuer or an Affiliate of the Issuer.

(e) The Trustee shall authenticate and make available for delivery upon receipt of an Authentication Order from the Issuer (i) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $550,000,000, (ii) subject to the terms of this Indenture, Additional Notes and (iii) any Unrestricted Global Notes (as defined in Appendix A) issued in exchange for any of the foregoing in accordance with this Indenture. Such order shall specify the amount of the Notes to be authenticated, the date on which the Notes are to be authenticated and whether the Notes are to be Initial Notes, Additional Notes or Unrestricted Global Notes. Upon receipt of an Authentication Order, the Trustee shall authenticate Notes in substitution for Notes originally issued to reflect any name change of the Issuer.

Section 2.3 Registrar; Paying Agent. (a) The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes may be presented for payment. The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional Paying Agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer may act as Paying Agent or Registrar.

(b) The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes. The Issuer initially appoints the Trustee to act as Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.4 Paying Agent to Hold Money in Trust. Unless otherwise agreed with the Paying Agent, the Issuer shall, no later than 11:00 a.m. (New York City time) on each due date for the payment of principal of, and premium, if any, and interest on, any of the Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held in trust for the Trustee and the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Issuer shall promptly notify the Trustee of its action or failure so to act. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, and premium, if any, and interest on, the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment.

While any such default continues, the Trustee may require a Paying Agent to pay all money held by it in trust for the benefit of the Holders to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, a Paying Agent shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Trustee and the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer specified in Section 6.1(g) or Section 6.1(h), the Trustee shall serve as Paying Agent for the Notes.

Section 2.5 Holder Lists. The Trustee, for so long as it is acting as Registrar, shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each interest payment date, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders. Every Holder, by receiving and holding the same, agrees with the Issuer, the Guarantors and the Trustee that none of the Issuer, the Guarantors or the Trustee or any agent of any of them shall be held accountable by reason of the disclosure of any information as to the names and addresses of the Holders, regardless of the source from which such information was derived.

Section 2.6 Transfers and Exchange. (a) The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.

(b) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.2 or at the Registrar’s request.

(c) No service charge shall be imposed in connection with any registration of transfer or exchange of the Notes (other than pursuant to Section 2.7), but the Holders shall be required to pay any documentary, stamp, similar issue or transfer tax or similar governmental charge payable in connection therewith (other than any such documentary, stamp, similar issue or transfer tax or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.6, 4.7 and 9.5).

(d) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e) Neither the Issuer nor the Registrar shall be required (i) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption in accordance with Section 3.2 and ending at the close of business on the day of selection, (ii) to register the transfer of or to exchange any Note so selected for redemption, or tendered for repurchase (and not withdrawn) in connection with a Change of Control Offer, in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or repurchased in part or (iii) to register the transfer of or to exchange any Note between a record date and the next succeeding interest payment date.

(f) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, and premium, if any, and (subject to the record date provisions of the Notes) interest on, such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(g) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.2, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(h) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes that the Holder making the exchange is entitled to in accordance with the provisions of Appendix A.

(i) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.6 to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic transmission.

(j) Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Registrar) be duly endorsed, or be accompanied by a written instrument of transfer, in form satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his or her attorney duly authorized in writing.

Section 2.7 Replacement Notes. If a mutilated Note is surrendered to the Trustee or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Trustee receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are otherwise met. An indemnity bond must be provided by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any Authenticating Agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge the Holder for the expenses of the Issuer and the Trustee in replacing a Note. Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Notwithstanding the foregoing provisions of this Section 2.7, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Section 2.8 Outstanding Notes. (a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, those paid pursuant to the last sentence of Section 2.7, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

(b) If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the New York UCC.

(c) If the principal amount of any Note is considered paid under Section 4.1, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

(d) If a Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of the foregoing) holds, on the maturity date, any redemption date or any date of purchase pursuant to a Change of Control Offer, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.9 Treasury Notes. In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in conclusively relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee has written notice as being so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor. Notwithstanding the foregoing, Notes that are to be acquired by the Issuer or an Affiliate of the Issuer pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity. To the extent the Issuer acquires Notes, the Issuer may in its discretion, but is not required to, submit such Notes to the Trustee for cancellation.

Section 2.10 Temporary Notes. Until Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes. Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11 Cancellation. All Notes surrendered for payment, redemption, registration of transfer or exchange or for credit against any current or future sinking fund payment shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. All Notes so delivered to the Trustee shall be promptly cancelled by it. The Issuer may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder that the Issuer may have acquired in any manner whatsoever, and may deliver to the Trustee (or to any other Person for delivery to the Trustee) for cancellation any Notes previously authenticated hereunder that the Issuer has not issued and sold, and all Notes so delivered shall be promptly cancelled by the Trustee. If the Issuer shall acquire any of the Notes, however, such acquisition shall not operate as a redemption, cancellation or satisfaction of the indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation. If the Issuer or any of its Subsidiaries acquires any of the Notes, the Issuer and its Subsidiaries may, but are not required to, submit such Notes to the Trustee for cancellation. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 2.11, except as expressly permitted by this Indenture. All cancelled Notes held by the Trustee shall be disposed of by the Trustee in accordance with its customary procedures. The Issuer may not issue new Notes or replace Notes that it has paid or that have been delivered to Trustee for cancellation. The Trustee shall, at the Issuer’s written request, provide certification of the disposal of cancelled Notes.

Section 2.12 Interest and Defaulted Interest. (a) Interest, if any, on the Notes that is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note is registered at the close of business on the regular record date for such interest at the office or agency of the Issuer maintained for such purpose pursuant to Section 4.2; provided, however, that each installment of interest, if any, on the Notes may at the Issuer’s option be paid by (i) mailing a check for such interest, payable to or upon the written order of the Person entitled thereto pursuant to Section 2.14 or to the address of such Person as it appears on the Note Register or (ii) wire transfer to an account located in the United States maintained by the payee; provided that payment by wire transfer of immediately available funds shall be required with respect to interest payable on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent at least five Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

(b) If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.1. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12(b). The Issuer shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Issuer shall promptly notify the Trustee of such special record date. At least 15 days before the special record date, the Issuer (or, upon the request of the Issuer, given at least three (3) Business Days (or such shorter period as is acceptable to the Trustee) before such notice is to be sent, the Trustee in the name and at the expense of the Issuer) shall mail or deliver by electronic transmission in accordance with the applicable procedures of the Depositary, or cause to be mailed or delivered by electronic transmission in accordance with the applicable procedures of the Depositary, to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid.

(c) Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, that were carried by such other Note.

Section 2.13 CUSIP and ISIN Numbers. The Issuer in issuing the Notes may use CUSIP or ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP or ISIN numbers in notices of redemption or exchange or in Change of Control Offers as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or in Change of Control Offers and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange or Change of Control Offer shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP or ISIN numbers.

Section 2.14 Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of, and premium, if any, and (subject to Section 2.12) interest, if any, on, such Note and for all other purposes whatsoever, whether or not such Note may be overdue, and none of the Issuer, the Trustee or any agent of the Issuer or the Trustee shall be affected by notice to the contrary.

None of the Issuer, the Trustee, any Paying Agent or the Registrar will have any responsibility or liability for any aspect of (i) the records relating to or payments made on account of any participants in the Depositary or any beneficial ownership interests of a Global Note, (ii) maintaining, supervising or reviewing any records maintained by any Depositary or participant therein or any other Person relating to such beneficial ownership interests or (iii) any consent given or other action taken by the Depositary or other Holder of a Note, as the registered holder thereof.

Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by any Depositary, as a Holder, with respect to such Global Note or impair, as between such Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Note.

Article 3.

Redemption and Prepayment

Section 3.1 Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.7, it shall furnish to the Trustee, at least three Business Days (or such shorter period as is acceptable to the Trustee) before sending a notice of such redemption to the Holders, a notice setting forth the (i) section of this Indenture pursuant to which the redemption shall occur, (ii) redemption date and (iii) principal amount of Notes to be redeemed. Any such notice to the Trustee may be cancelled at any time prior to notice of such redemption being sent to any Holder and shall thereby be void and of no effect.

Section 3.2 Selection of Notes to Be Redeemed. (a) If less than all of the Notes are to be redeemed at any time, the Issuer shall select the Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed and in compliance with the requirements of DTC, or if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through DTC or DTC prescribes no method of selection, the Trustee will select by lot, on a pro rata basis or by other method subject to the rules and procedures of DTC, subject to adjustments so that no Note in an unauthorized denomination remains outstanding after such redemption; provided, however, that no Note of $2,000 in aggregate principal amount or less shall be redeemed in part.

(b) If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Issuer defaults in the payment of the redemption price, interest ceases to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Section 3.3 Notice of Optional Redemption. Notices of redemption will be delivered electronically or, at the Issuer’s option, mailed by first-class mail at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at the address of such Holder appearing in the Note Register or otherwise in accordance with the applicable procedures of DTC (with a copy to the Trustee), except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a legal or covenant defeasance of the Notes or a satisfaction and discharge of this Indenture. Notice of any redemption or repurchase of the Notes may, at the Issuer’s discretion, be given prior to the completion of a transaction (including an Equity Offering, an incurrence of Indebtedness, a Change of Control or other transaction) with the related redemption or repurchase notice, at the Issuer’s discretion, being subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption or repurchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition precedent and, if applicable, shall state that, in the Issuer’s discretion, the redemption or repurchase date may be delayed until such time as any or all such conditions precedent shall be satisfied (or waived by the Issuer in its sole discretion), and/or such redemption or repurchase may not occur and such notice may be rescinded in the event that any or all such conditions precedent shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption or repurchase date, or by the redemption or repurchase date as so delayed and/or that such notice may be rescinded at any time by the Issuer if the Issuer determines in its sole discretion that any or all of such conditions will not be satisfied (or waived). In addition, the Issuer may provide in such notice that payment of the redemption or repurchase price and performance of the Issuer’s obligations with respect to such redemption or repurchase may be performed by another Person. The Issuer will provide the Trustee with written notice of the satisfaction or waiver of such conditions precedent, the delay of such redemption or the rescission of such notice of redemption in the same manner that the related notice of redemption was given to the Trustee, and, at the request of the Issuer, the Trustee will send a copy of such notice to the Trustee to the Holders in the same manner that the related notice of redemption was given to such Holders.

The notice shall identify the Notes to be redeemed (including “CUSIP” numbers and corresponding “ISINs,” if applicable) and shall state:

(a) the redemption date;

(b) the redemption price (or the method by which it is to be determined);

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interest in a Global Note will be made, as appropriate);

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) any conditions precedent to such redemption.

At the Issuer’s written request, the Trustee shall give the notice of redemption, which shall be prepared by the Issuer in the Issuer’s name and at its expense; provided, however, that the Issuer shall have delivered to the Trustee, at least 10 days (unless a shorter time shall be acceptable to the Trustee) prior to the notice date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice and the form of such notice. Any such request to the Trustee may be revoked or cancelled at any time prior to notice of such redemption being sent to any Holder and shall thereby be void and of no effect. The notice sent in the manner herein provided shall be deemed to have been duly given whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note. The notice of redemption issued pursuant to Section 3.7 need not set forth the Applicable Premium but only the manner of calculation thereof.

Section 3.4 Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 3.3, Notes called for redemption become due and payable on the redemption date at the applicable redemption price, subject to satisfaction of any conditions specified in the notice of redemption.

Section 3.5 Deposit of Redemption Price. On or before 11:00 a.m. (New York City time) on the redemption date, the Issuer shall deposit with the Trustee or with the Paying Agent (or, if the Issuer or a Subsidiary of the Issuer is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of all Notes to be redeemed.

If Notes called for redemption or tendered in a Change of Control Offer are paid or if the Issuer has deposited with the Trustee or Paying Agent money sufficient to pay the redemption or purchase price of, and unpaid and accrued interest, if any, on, all Notes to be redeemed or purchased, on and after the redemption or purchase date, interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption or tendered and not withdrawn in a Change of Control Offer (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest, if any, shall be paid on the unpaid principal from the redemption or purchase date until such principal is paid and, to the extent lawful, on any interest, if any, not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.1.

Section 3.6 Notes Redeemed in Part. Upon surrender and cancellation of a Note that is redeemed in part, the Issuer shall issue and, upon receipt of an Authentication Order from the Issuer, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided that each such new Note will be in a minimum denomination of $2,000 or integral multiples of $1,000 in excess thereof.

Section 3.7 Optional Redemption. (a) At any time prior to September 15, 2028, the Issuer may, on one or more occasions, redeem the Notes in whole or in part, at its option, upon notice pursuant to Section 3.3, at a redemption price equal to 100% of the principal amount of such Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the redemption date.

(b) At any time and from time to time prior to September 15, 2028, the Issuer may, on one or more occasions, redeem Notes with an amount equal to the net cash proceeds received by the Issuer from any Equity Offering at a redemption price equal to 106.875% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, in an aggregate principal amount for all such redemptions not to exceed 40% of the aggregate principal amount of the Notes issued under this Indenture on the Issue Date (together with Additional Notes); provided that:

(i) in each case, the redemption takes place not later than 180 days after the closing of the related Equity Offering; and

(ii) not less than 50% of the aggregate principal amount of the then-outstanding Notes issued under this Indenture remains outstanding immediately thereafter (including Additional Notes but excluding Notes held by the Issuer or any of its Subsidiaries), unless all such Notes are redeemed or repurchased substantially concurrently, or are to be redeemed or repurchased in full and for which a notice of repurchase or redemption has been given in accordance with another provision of this Indenture.

(c) At any time and from time to time on or after September 15, 2028, the Issuer may, on one or more occasions, redeem the Notes in whole or in part, upon notice pursuant to Section 3.3, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on September 15 of the year indicated below:

Year	Percentage
2028	103.438%
2029	101.719%
2030 and thereafter	100.000%

(d) Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender, and do not validly withdraw, Notes and the Issuer, or a third party in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, all of the Holders of the Notes will be deemed to have consented to such tender or other offer and accordingly, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice to the Holders of the Notes (with a copy to the Trustee), given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.

(e) If the optional redemption date is on or after a record date and on or before the corresponding interest payment date, the accrued and unpaid interest up to, but excluding, the redemption date will be paid on the redemption date to the Holder in whose name the Note is registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

(f) If provision is made for redemption of Notes before their Stated Maturity pursuant to Section 2.1, then the Notes shall be redeemable in accordance with their terms and, except as otherwise specified in Section 2.1, in accordance with this Article 3.

Section 3.8 Mandatory Redemption or Sinking Fund. The Issuer is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

Article 4.

Covenants

Section 4.1 Payment of Notes. The Issuer shall pay or cause to be paid the principal of, and premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Trustee or the Paying Agent (if other than the Issuer or a Subsidiary thereof) holds, as of 11:00 a.m. (New York City time) on the relevant payment date, U.S. dollars deposited by the Issuer in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.2 Maintenance of Office or Agency. (a) The Issuer shall maintain an office or agency where, subject to such reasonable regulations as the Issuer or the Trustee may prescribe, Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer and Guarantors in respect of the Notes and this Indenture may be served.

(b) The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands (other than service of legal process) may be made or served at the Corporate Trust Office of the Trustee; provided, however, that the Trustee shall not be deemed an agent of the Issuer for service of process.

(c) The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(d) The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.3.

Section 4.3 Reports. (a) The Issuer will file with the Trustee, within fifteen (15) business days after the same is filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), any documents or reports that the Issuer is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding any such information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the SEC).

In addition, to the extent not satisfied by the foregoing, the Issuer shall furnish to prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act.

The foregoing delivery requirements shall be deemed satisfied if the foregoing information is available on the SEC’s EDGAR system or on the Issuer’s website within the applicable time period, it being agreed that the Trustee shall have no obligation to determine whether such reports have been made available.

(b) Notwithstanding Section 6.1(c) of this Indenture, to the extent any information is not provided within the time periods specified above and such information is subsequently provided (provided that, for avoidance of doubt, such information is provided within the 180 days after written notice described in Section 6.1(c) of this Indenture, the Issuer shall be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured).

(c) The Trustee shall have no duty to review or analyze any reports furnished or made available to it and the Trustee’s receipt of such reports shall not constitute actual or constructive knowledge of the information contained therein or determinable therefrom, including the Issuer’s or any Guarantor’s compliance with any of its covenants (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate). The Trustee shall have no liability whatsoever to determine whether any financial information has been filed or posted on the SEC’s EDGAR system (or any successor electronic delivery procedure) or have any duty to monitor or determine whether the Issuer has delivered the reports described under this Section 4.3 or otherwise complied with its obligation under this Section 4.3.

Section 4.4 Compliance Certificate. The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Issuer (beginning with the fiscal year ending on December 31, 2025), an Officer’s Certificate, the signer of which shall be the principal executive officer, principal financial officer or principal accounting officer of the Issuer, stating that a review of the activities of the Issuer and the Guarantors during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether each has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing the certificate, that, to his, her or their knowledge, each of the Issuer and the Guarantors has kept, observed, performed and fulfilled each and every covenant contained in this Indenture to which it is subject and is not in default in the performance or observance of any of the terms, provisions or conditions of this Indenture to which it is subject (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Defaults of which he, she or they may have knowledge and what action the Issuer is taking or proposes to take with respect thereto) and that, to his, her or their knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of, or premium, if any, or interest on, the Notes is prohibited or if such event has occurred, the Officer’s Certificate sets forth a description of the event and what action the Issuer is taking or proposes to take with respect thereto.

The Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee, within 30 days after any Officer becomes aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto; provided that no notice is required if the event that would constitute a Default has been cured or waived before the date the Issuer is required to deliver notice.

Section 4.5 Stay, Extension and Usury Laws. The Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.6 Limitation on Liens.

(a) The Issuer will not, and will not permit any Guarantor to, create, incur or permit to exist any Lien (except Permitted Liens) (each, an “Initial Lien”) that secures obligations under any Indebtedness, on any property or asset of the Issuer or any Guarantor, unless:

(i) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property or asset that is senior in priority to such Liens; or

(ii) in all other cases, the Notes or the Guarantees are equally and ratably secured; except that the foregoing shall not apply to Liens securing the Notes and the Guarantees.

(b) Any Lien created for the benefit of the Holders pursuant to the preceding clause (a) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

(c) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property or assets securing Indebtedness.

Section 4.7 Offer to Repurchase Upon Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs, unless a third party makes a Change of Control Offer as described below or the Issuer has previously or substantially concurrently therewith delivered a redemption notice with respect to all the outstanding Notes pursuant to Section 3.3, the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase; provided that if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose name the Notes are registered at the close of business on such record date will receive the interest due on the repurchase date. Within 30 days following any Change of Control Triggering Event, the Issuer will deliver or cause to be delivered a notice of such Change of Control Offer electronically in accordance with the applicable procedures of DTC or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the Note Register or otherwise in accordance with the applicable procedures of DTC, describing the transaction or transactions that constitute the Change of Control Triggering Event and any conditions to the Change of Control Offer and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by this Indenture and described in such notice, except in the case of a conditional Change of Control Offer made in advance of a Change of Control Triggering Event as described below.

(b) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules or regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws, rules or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Issuer shall not be deemed to have breached its obligations described in this Indenture by virtue of compliance therewith. The Issuer may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

(c) The Issuer will not be required to make a Change of Control Offer following a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption of all outstanding Notes has been given pursuant to Section 3.7, unless and until there is a default in the payment of the redemption price on the applicable redemption date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied.

(d) Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event.

(e) The provisions in this Section 4.7 relating to the Issuer’s obligation to make a Change of Control Offer may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Section 4.8 Corporate Existence. Subject to Article 5, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a corporation or other legal entity, as applicable, and the Issuer shall provide written notice to the Trustee of any change in name or jurisdiction of formation of the Issuer.

Section 4.9 Limitation on Guarantees. (a) The Issuer will not permit any of its Domestic Subsidiaries to Guarantee the payment of (i) Indebtedness under the Revolving Credit Facility or any other Credit Facility that is a syndicated loan facility or (ii) capital markets debt of the Issuer or any other Guarantor in an aggregate principal amount greater than $100.0 million, unless:

(i) such Subsidiary within 60 days executes and delivers a supplemental indenture to this Indenture providing for a Guarantee by such Subsidiary, except that, with respect to a guarantee of Indebtedness of the Issuer or any Guarantor that is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee of the Notes; and

(ii) such Subsidiary waives and agrees not in any manner whatsoever to claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Subsidiary as a result of any payment by such Subsidiary under its Guarantee until payment in full of Obligations under this Indenture;

provided that this covenant shall not be applicable (i) to any guarantee of any Subsidiary that existed at the time such Person became a Subsidiary, or at the time such Person was merged into a Subsidiary, or any Guarantee of Acquired Indebtedness, in each such case that was not incurred in connection with, or in contemplation of, such Person becoming or merging, consolidating with or into or being acquired by a Subsidiary of, the Issuer or transferring assets to the Issuer, or (ii) in the event that the Guarantee of the Issuer’s obligations under the Notes or this Indenture by such Subsidiary would not be permitted under applicable law.

(b) The Issuer may elect, in its sole discretion, to cause or allow, as the case may be, any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary shall not be required to comply with the 60-day period described above and such Guarantee may be released at any time in the Issuer’s sole discretion so long as any Indebtedness of such Subsidiary then outstanding could have been incurred by such Subsidiary (either (x) when so incurred or (y) at the time of the release of such Guarantee) assuming such Subsidiary were not a Guarantor at such time.

Section 4.10 Suspension of Covenants.

(a) If on any date following the date of this Indenture, (i) the Notes have achieved Investment Grade Status and (ii) no Default or Event of Default has occurred and is continuing under this Indenture, then, beginning on that day and continuing until the Reversion Date, the Issuer and its Subsidiaries will not be subject to the provisions of Section 4.9 (the “Suspended Covenant”).

(b) If at any time the Notes cease to have such Investment Grade Status, then the Suspended Covenant will thereafter be reinstated as if such covenant had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of Default has occurred and is continuing (in which event the Suspended Covenant shall no longer be in effect for such time that the Notes maintain an Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenant based on, and none of the Issuer or any of its Subsidiaries shall bear any liability under this Indenture for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising during the Suspension Period, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenant remained in effect during such period. The period of time between the date of suspension of the covenant and the Reversion Date is referred to as the “Suspension Period.” All such further obligations to grant Guarantees shall be reinstated upon the Reversion Date. No Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or its Subsidiaries during the Suspension Period. On and after each Reversion Date, the Issuer and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.

(c) The Issuer shall deliver promptly to the Trustee an Officer’s Certificate notifying the Trustee of the date of suspension of the covenants or the Reversion Date, as the case may be, pursuant to this Section 4.10, upon which the Trustee may conclusively rely, and, in the case of suspension of the covenants, the Trustee shall execute any documents reasonably requested by the Issuer in order to evidence the release of any Guarantor from its obligations under its Guarantee. The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve Investment Grade Status or of the occurrence of a Reversion Date. The Trustee shall have no duty to inquire or to verify the treatment of the Issuer’s debt by the Rating Agencies or otherwise to determine the factual basis for the Issuer’s determination of the occurrence or timing of a date of suspension of the covenants or Reversion Date. The Issuer also shall provide notice to the Holders of any date of suspension of the covenants or Reversion Date.

Article 5.

Successors

Section 5.1 Merger, Consolidation or Sale of Assets. (a) The Issuer shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one transaction or a series of related transactions, to any Person, if the Issuer is not the resulting, surviving or transferee Person or other successor Person (the “Successor Company”) unless:

(i) the Successor Company will be a corporation, partnership, limited liability company or similar entity organized or existing under the laws of the United States of America, any State of the United States or the District of Columbia, and the Successor Company (if not the Issuer) will expressly assume all the obligations of the Issuer under the Notes and this Indenture pursuant to a supplemental indenture or other documents and instruments;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company as a result of such transaction as having been incurred by the applicable Successor Company), no Event of Default shall have occurred and be continuing; and

(iii) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) is a valid and binding agreement enforceable against the Successor Company; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clause (ii) above, and such Opinion of Counsel shall be subject to customary qualifications and assumptions with respect to enforceability.

(b) In such event, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Notes and this Indenture, and the Issuer will automatically and unconditionally be released and discharged from its obligations under the Notes and this Indenture (except in the case of a lease).

(c) Notwithstanding any other provision of this Section 5.1, (i) the Issuer may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets (including Capital Stock of Subsidiaries) to a Guarantor provided such Guarantor is a corporation, partnership, limited liability company or similar entity organized or existing under the laws of the United States of America, any State of the United States or the District of Columbia, (ii) the Issuer may consolidate or otherwise combine with or merge into an Affiliate organized or existing under the laws of the United States of America, any State of the United States or the District of Columbia incorporated or organized for the purpose of changing the legal domicile of the Issuer, reincorporating the Issuer in another jurisdiction, or changing the legal form of the Issuer, (iii) any Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Issuer or a Guarantor and (iv) any Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Subsidiary.

(d) Subject to Section 10.5, no Guarantor may consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one or a series of related transactions, to any Person, if the Guarantor is not the Successor Company unless either:

(i) (A) the other Person is the Issuer or a Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction or either (x) the Issuer or a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all the obligations of the Guarantor under its Guarantee and this Indenture by a supplemental indenture or other documents or instruments; and (B) immediately after giving effect to the transaction, no Event of Default shall have occurred and be continuing; or

(ii) the transaction constitutes a sale, exchange, transfer or other disposition (including by way of merger, amalgamation, consolidation, dividend, distribution or otherwise) of (x) the Capital Stock of the Guarantor (including any sale, exchange, transfer or other disposition) or (y) all or substantially all of the assets of the Guarantor (in each case other than to the Issuer or a Subsidiary) otherwise permitted by this Indenture; and

the Issuer (if the Guarantor is not the Successor Company) shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) is a valid and binding agreement enforceable against the successor Guarantor; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clause (i)(B) above, and such Opinion of Counsel shall be subject to customary qualifications and assumptions with respect to enforceability.

(e) Notwithstanding any other provision of this Section 5.1, any Guarantor may (i) consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer, (ii) consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Guarantor, reincorporating the Guarantor in another jurisdiction, or changing the legal form of the Guarantor, (iii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor under the laws of the U.S., any State thereof or the District of Columbia and (iv) liquidate or dissolve or change its legal form. Notwithstanding anything to the contrary in this Section 5.1, the Issuer may contribute Capital Stock of any or all of its Subsidiaries to any Guarantor.

(f) Any reference in this Indenture to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, joint venture or any other like term shall also constitute such a Person).

Section 5.2 Successor Company Substituted. Upon any merger, consolidation, sale, conveyance (other than by way of lease), transfer or other disposition, and upon any such assumption by the Successor Company or Successor Companies, such Successor Company or Successor Companies shall succeed to and be substituted for the Issuer, with the same effect as if it or they had been named as the Issuer herein and in the Notes and the Issuer shall be relieved of any further obligations under this Indenture and the Notes and the predecessor company may be dissolved, wound up and liquidated at any time thereafter.

Article 6.

Defaults and Remedies

Section 6.1 Events of Default. Each of the following is an “Event of Default”:

(a) default in any payment of interest on any Note when due and payable, continued for 30 days;

(b) default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise;

(c) failure by the Issuer or any Guarantor to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of at least 30.0% in aggregate principal amount of the outstanding Notes with any agreement or obligation contained in this Indenture; provided that in the case of a failure to comply with Section 4.3, such period of continuance of such default or breach shall be 180 days after written notice described in this clause has been given;

(d) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any Significant Subsidiary (or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries) would constitute a Significant Subsidiary) (or the payment of which is Guaranteed by the Issuer or any Significant Subsidiary (or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries) would constitute a Significant Subsidiary)) other than Indebtedness owed to the Issuer or a Guarantor whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(i) is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (“payment default”); or

(ii) results in the acceleration of such Indebtedness prior to its stated final maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness in each case with respect to which principal amount there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace periods) or the maturity of which has been so accelerated, aggregates to $150.0 million or more at any one time outstanding;

(e) failure by the Issuer or a Significant Subsidiary (or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries), would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $150.0 million other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(f) any Guarantee of the Notes by a Significant Subsidiary (or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries), would constitute a Significant Subsidiary) ceases to be in full force and effect, other than (A) in accordance with the terms of this Indenture or (B) in connection with the bankruptcy of a Guarantor whose aggregate assets, together with the aggregate assets of any other Guarantor whose Guarantee ceased or ceases to be in full force as a result of a bankruptcy, are less than $100.0 million;

(g) the Issuer or a Significant Subsidiary (or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries), would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case or proceeding;

(ii) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors;

(v) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it;

(vi) takes any comparable action under any foreign laws relating to insolvency; or

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer or any Significant Subsidiary of the Issuer (or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries), would constitute a Significant Subsidiary) in an involuntary case;

(ii) appoints a custodian of the Issuer or any Significant Subsidiary of the Issuer (or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries), would constitute a Significant Subsidiary) or for all or substantially all of the property of the Issuer or any Significant Subsidiary of the Issuer (or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries), would constitute a Significant Subsidiary);

(iii) orders the winding up or liquidation of the Issuer or any Significant Subsidiary of the Issuer (or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries), would constitute a Significant Subsidiary); or

(iv) or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days;

provided that a Default under clause (c), (d) or (e) of this Section 6.1 will not constitute an Event of Default until the Trustee or the Holders of at least 30.0% in principal amount of the outstanding Notes notify the Issuer of the Default (with a copy to the Trustee if notice is given by the Holders) and, with respect to clauses (c) and (e), the Issuer does not cure such Default within the time specified in clause (c) or (e) of this Section 6.1 after receipt of such notice; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default.

In the event of a declaration of acceleration of the Notes because an Event of Default under Section 6.1(d) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled, waived and rescinded if the event of default or payment default triggering such Event of Default shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been repaid, satisfied, cancelled, defeased or discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and if the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction.

If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, (i) such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.3 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by Section 4.3 or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

Section 6.2 Acceleration. If an Event of Default (other than an Event of Default referred to in Section 6.1(g) or (h), in each case, with respect to the Issuer) occurs and is continuing, the Trustee by written notice to the Issuer or the Holders of at least 30.0% in principal amount of the outstanding Notes by written notice to the Issuer and the Trustee may declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. If an Event of Default specified in Section 6.1(g) or (h), in each case, with respect to the Issuer, occurs and is continuing, the principal of and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

At any time after the principal amount of all outstanding Notes shall have been so declared or otherwise become due and payable, and before a judgment or decree for payment of the money due shall have been obtained by the Trustee as provided in this Article 6, the Holders of a majority in principal amount of the outstanding Notes, by written notice to the Issuer and the Trustee, may rescind and annul that declaration or acceleration and its consequences if all Events of Default with respect to the Notes (other than the non-payment of the principal of and interest, if any, on the Notes that have become due solely by such acceleration, which may only be rescinded or annulled with the consent of each affected Holder) have been cured or have been waived as provided in Section 6.13.

No such rescission shall affect any subsequent Default or impair any right consequent thereon.

Section 6.3 Collection of Indebtedness and Suits for Enforcement by Trustee. The Issuer covenants that if:

(a) default is made in the payment of any interest on the Notes when such interest becomes due and payable and such default continues for a period of 30 days (unless the entire amount of such payment is deposited by the Issuer with the Trustee or with a Paying Agent prior to the expiration of such 30-day period); or

(b) default is made in the payment of principal of the Notes when due and payable, then, the Issuer will, upon demand of the Trustee, pay to it, for the benefit of the Holders, the whole amount then due and payable on the Notes for principal and interest and, to the extent that payment of such interest shall be permitted by law, interest on any overdue principal and any overdue interest as described herein, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation and reasonable expenses, disbursements and advances of the Trustee, its agents and counsel.

If the Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer or any other obligor upon the Notes and collect the moneys adjudged or deemed to be payable in the manner provided by law out of the property of the Issuer or any other obligor upon the Notes, wherever situated.

If an Event of Default with respect to the Notes occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

Section 6.4 Trustee May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other similar judicial proceeding relative to the Issuer or any other obligor upon the Notes or the property of the Issuer or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Issuer for the payment of overdue principal or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation and reasonable expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceeding; and

(b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.6.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.5 Trustee May Enforce Claims Without Possession of Securities. All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the compensation and reasonable expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

Section 6.6 Application of Money Collected. Any money or property collected by the Trustee after the occurrence and continuation of an Event of Default shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money or property on account of principal or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

First: To the payment of all amounts due the Trustee, the Agents and their agents and counsel under this Indenture;

Second: To the payment of the amounts then due and unpaid for principal of, and premium, if any, and interest on, the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal and interest; and

Third: To the Issuer or such other Person as a court of competent jurisdiction directs.

Section 6.7 Limitation on Suits. No Holder shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture or the Notes, or for the appointment of a receiver, trustee or similar official, or for any other remedy hereunder, unless:

(a) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;

(b) the Holders of at least 30.0% in principal amount of the outstanding Notes shall have made written request to the Trustee to pursue remedies in respect of such Event of Default in its own name as Trustee hereunder;

(c) such Holder or Holders have offered in writing and, if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, cost, liability, fee or expenses;

(d) the Trustee has not complied with such request within 60 days after its receipt of written request and the offer of security or indemnity; and

(e) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period;

it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all such Holders.

Section 6.8 Unconditional Right of Holders to Receive Principal and Interest. Notwithstanding any other provision in this Indenture, the right of any Holder to receive payment of the principal of, and premium, if any, or interest on, the Notes at the place, time, rates and in the currency expressed herein, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.9 Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and, in every such case, subject to any determination in such proceeding and to the extent permitted by applicable law, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.10 Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.7, to the extent permitted by applicable law, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy and every right and remedy shall, to the extent permitted by applicable law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not, to the extent permitted by applicable law, prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11 Delay or Omission Not Waiver. To the extent permitted by applicable law, no delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein and every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12 Control by Holders. The Holders of a majority in principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee, with respect to the Notes; provided that:

(a) such direction shall not be in conflict with any rule of law or with this Indenture;

(b) such direction shall not be unduly prejudicial to the rights of any other Holder (provided that the Trustee shall not be obligated to determine whether any such direction is prejudicial to the rights of any other Holder);

(c) the Trustee shall have the right to decline to follow any such direction if the Trustee in good faith shall, by a Responsible Officer of the Trustee, determine that the proceeding so directed would involve the Trustee in personal liability; and

(d) the Holders shall have offered and, if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any losses, liabilities or expenses that might be incurred by it in compliance with such request or direction.

Section 6.13 Waiver of Past Defaults. The Holders of not less than a majority in principal amount of the outstanding Notes may (including by consents obtained in connection with a tender offer or exchange offer for the Notes), on behalf of the Holders of all the Notes, by written notice to the Trustee and the Issuer, waive any past Default hereunder with respect to the Notes and its consequences, except a Default in the payment of the principal of or interest, if any, on any Notes and any Default, the modification of which requires the consent of the Holders of all of the outstanding Notes (provided, however, that the Holders of a majority in principal amount of the outstanding Notes may rescind an acceleration of the Notes and its consequences, including any related payment default that resulted from such acceleration), provided such waiver would not conflict with any judgment or decree of a court of competent jurisdiction. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but, to the extent permitted by applicable law, no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.14 Undertaking for Costs. All parties to this Indenture agree, and each Holder by his or her acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 6.14 shall not apply to any suit instituted by the Issuer, to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the outstanding Notes, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or interest on the Notes on or after the respective due dates expressed herein.

Article 7.

Trustee

Section 7.1 Duties of Trustee. (a) If an Event of Default has occurred and is continuing, and is actually known to a Responsible Officer of the Trustee, the Trustee shall exercise the powers vested in it by this Indenture and use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs.

(b) Except during the continuance of an Event of Default:

(i) The Trustee need perform only those duties that are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee.

(ii) In the absence of gross negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions that are provided to the Trustee and conform to the requirements of this Indenture; provided, however, in the case of any such certificates or opinions that by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(i) This paragraph does not limit the effect of Section 7.1(b).

(ii) The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Responsible Officer was negligent in ascertaining the pertinent facts.

(iii) The Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it with respect to Notes in good faith in accordance with the direction of the Holders of a majority in principal amount of the outstanding Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture with respect to the Notes.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.1 and Section 7.2.

(e) Subject to the provisions of Section 8.5, all moneys or property received by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated from other funds except to the extent required by law. The Trustee shall not be liable for interest on (or the investment of) any money received by it except as the Trustee may agree to in writing with the Issuer.

(f) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties, or in the exercise of any of its rights or powers, if it shall have grounds for believing that repayment of such funds or adequate indemnity against such risk is not reasonably assured to it.

(g) The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity or security satisfactory to it against all fees, losses, liabilities and expenses caused by taking or not taking such action.

Section 7.2 Rights of Trustee. (a) The Trustee may conclusively rely on and shall be protected in acting or refraining from acting upon any document (whether in original, facsimile or electronic form) believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel or both.

(c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care. No Depositary shall be deemed an agent of the Trustee and the Trustee shall not be responsible for any act or omission by any Depositary. The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers; provided that the Trustee’s conduct does not constitute gross negligence or willful misconduct.

(d) The Trustee may, at the expense of the Issuer, consult with counsel reasonably selected by it and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder without gross negligence or willful misconduct, and in reliance thereon.

(e) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders unless such Holders shall have offered and, if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against the losses, liabilities, fees or expenses that might be incurred by it in compliance with such request or direction.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

(g) The Trustee shall not be deemed to have actual or constructive notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event that is in fact such a default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture and indicates it is a “notice of default.”

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, each Agent, and each agent, custodian and other person employed to act hereunder.

(i) The Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the Holders of not less than a majority in principal amount of the outstanding Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.

(j) Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is the Holder of any Note shall be conclusive and binding upon future Holders and upon any Note executed and delivered in exchange therefor or in place thereof.

(k) The Trustee shall not be responsible or liable for punitive, special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of actions.

(l) The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

(m) Any permissive right of the Trustee to take or refrain from taking actions enumerated in this Indenture or the Notes shall not be construed as a duty.

(n) Nothing herein shall be deemed to require the Trustee to submit to the jurisdiction or venue of a non-U.S. court.

(o) The Trustee is not responsible for monitoring the performance by any third party of their duties or for their failure to perform.

(p) Nothing herein shall be construed to impose an obligation on the part of the Trustee to monitor, recalculate, evaluate or verify any report, certificate or information received from the Issuer or any other person (unless and except to the extent otherwise expressly set forth herein), or to monitor, verify or independently determine compliance by the Issuer with the terms hereof.

(q) Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes.

(r) Any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Issuer Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution.

(s) The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

Section 7.3 Individual Rights of the Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of the Notes and may otherwise deal with the Issuer or an Affiliate of the Issuer with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. The Trustee is also subject to Section 7.10.

Section 7.4 Trustee’s Disclaimer. The Trustee shall not be (a) responsible for, and makes no representation as to, the validity or adequacy of this Indenture or the Notes; (b) accountable for the Issuer’s use of the proceeds from the Notes, or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture; (c) responsible for the use or application of any money received by any Paying Agent other than the Trustee; and (d) responsible for any statement or recital in this Indenture, the Notes or any other document relating to the sale of the Notes or this Indenture, other than its certificate of authentication.

Section 7.5 Notice of Defaults. If a Default or Event of Default occurs and is continuing with respect to the Notes and if a Responsible Officer of the Trustee is informed of such Default or Event of Default in accordance with Section 7.2(g), the Trustee shall send to Holders a notice of the Default or Event of Default within 90 days after being notified by the Issuer, unless such Default or Event of Default shall have been cured or waived. Except in the case of a Default or Event of Default in the payment of principal of, or interest on, any Note, the Trustee may withhold notice if and so long as it in good faith determines the withholding of such notice is in the interests of the Holders.

Section 7.6 Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time compensation for its services as the Issuer and the Trustee shall from time to time agree upon in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all out-of-pocket expenses incurred by the Trustee in the performance of its duties under this Indenture, as Trustee or Agent. Such expenses shall include the compensation and expenses of the Trustee’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee in any capacity under this Indenture and any other document or transaction entered into in connection herewith, each Agent and each of its respective agents and any authenticating agent for, and to hold each of them harmless against, any and all losses, liabilities, damages, costs, claims or expenses (including the fees and expenses of counsel) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture including the costs and expenses of enforcing this Indenture against the Issuer and the Guarantors (including this Section 7.6) and defending itself against any claim (whether asserted by the Issuer, any Holder or any other Person) or liability in connection with the exercise or performance of any of its rights, powers or duties under this Indenture, except to the extent any such loss, liability, damage, cost, claim or expense may be attributable to its own gross negligence or willful misconduct, as determined by a final nonappealable order of a court of competent jurisdiction. The obligations of the Issuer under this Section 7.6 shall survive the satisfaction and discharge of this Indenture and the earlier resignation or removal of the Trustee. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The indemnification provided in this Section 7.6 shall extend to the officers, directors, agents, attorneys, and employees of the Trustee.

Anything in this Indenture to the contrary notwithstanding (including, without limitation, the first two paragraphs of this Section 7.6), the Issuer need not reimburse any expense or indemnify against any loss, liability, damage, cost, claim or expense incurred by the Trustee or by any officer, director, employee, shareholder, attorney, or agent of the Trustee through gross negligence or willful misconduct as determined by a final nonappealable order of a court of competent jurisdiction.

To secure the Issuer’s payment obligations in this Section 7.6, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of and interest on the Notes.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(g) or (h) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.

The provisions of this Section 7.6 shall survive the termination of this Indenture and the resignation or removal of the Trustee, and shall extend to any co-trustee or separate trustee.

Section 7.7 Right of Trustee to Conclusively Rely on Officer’s Certificate and an Opinion of Counsel. Subject to Section 7.1 and Section 7.2, whenever in the administration of the trusts of this Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on the part of the Trustee as determined by a final order of a court of competent jurisdiction, be deemed to be conclusively proved and established by an Officer’s Certificate and Opinion of Counsel delivered to the Trustee, and such certificate, in the absence of gross negligence or willful misconduct on the part of the Trustee as determined by a final order of a court of competent jurisdiction, shall be full warrant to the Trustee for any action taken, suffered or omitted by it under the provisions of this Indenture upon the faith thereof.

Section 7.8 Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.8.

The Trustee may resign by giving written notice of resignation to the Issuer at least 30 days (or such shorter time as the Trustee deems necessary; provided a successor Trustee is in place) prior to the date of the proposed resignation. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Issuer and the Trustee in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10;

(b) the Trustee has or acquires a conflict of interest that is not eliminated;

(c) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(d) a Custodian or public officer takes charge of the Trustee or its property; or

(e) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 90 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least a majority in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the Issuer’s expense.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Promptly after that, the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee subject to the Lien provided for in Section 7.6, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee with respect to the Notes. A successor Trustee shall give a notice of its succession to each Holder of the Notes. Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Issuer’s obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.

Section 7.9 Successor Trustee by Merger, Etc. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another person, such other person without any further act shall be the successor Trustee with the same effect as if the successor Trustee had been named as the Trustee in this Indenture.

In case at the time such successor to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor Trustee and deliver the Notes so authenticated; and, in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate the Notes either in the name of any predecessor hereunder or in the name of the successor Trustee; and in all such cases such certificate shall have the full force which it is anywhere in the Notes or in this Indenture; provided that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of the predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 7.10 Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation, trust company or national association organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trust powers and that is subject to supervision or examination by federal or state authorities. Such Trustee (or its parent) together with its affiliates shall at all times have a combined capital surplus of at least $25.0 million as set forth in its most recent annual report of condition.

Section 7.11 Appointment of Authenticating Agent. (a) At any time when any of the Notes remain outstanding, the Trustee may appoint an Authenticating Agent or Agents with respect to the Notes that shall be authorized to act on behalf of the Trustee to authenticate the Notes and the Trustee shall give written notice of such appointment to all Holders, in the manner provided for in Section 11.2. Notes so authenticated shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated by the Trustee hereunder. Any such appointment shall be evidenced by an instrument in writing signed by the Trustee, and a copy of such instrument shall be promptly furnished to the Issuer. Wherever reference is made in this Indenture to the authentication and delivery of Notes by the Trustee or the Trustee’s certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent and a certificate of authentication executed on behalf of the Trustee by an Authenticating Agent.

(b) Each Authenticating Agent shall be reasonably acceptable to the Issuer and shall at all times be a corporation organized and doing business under the laws of the United States of America, any state thereof or the District of Columbia, authorized under such laws to act as Authenticating Agent, having a combined capital and surplus of at least $25.0 million and subject to supervision or examination by federal or state authority. If such corporation publishes or files reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section 7.11(b), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published or filed. If at any time an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 7.11(b), it shall resign immediately in the manner and with the effect specified in Section 7.11(d).

(c) Any entity into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any entity succeeding to all or substantially all the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent; provided such corporation shall be otherwise eligible under this Section 7.11(c), without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

(d) An Authenticating Agent may resign at any time by giving written notice thereof to the Trustee and to the Issuer. The Trustee may at any time terminate the agency of an Authenticating Agent by giving written notice thereof to such Authenticating Agent and to the Issuer. Upon receiving such a notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of Section 7.11(b), the Trustee may appoint a successor Authenticating Agent that shall be acceptable to the Issuer and shall give written notice of such appointment to all Holders, in the manner provided for in Section 11.2. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent. No successor Authenticating Agent shall be appointed unless eligible under the provisions of Section 7.11(b).

(e) The Issuer agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services under this Section 7.11.

Article 8.

Defeasance; Discharge of This Indenture

Section 8.1 Satisfaction and Discharge of Indenture. This Indenture shall upon Issuer Order cease to be of further effect (except as hereinafter provided in this Section 8.1) with respect to the Notes and the Guarantees, and the Trustee, at the expense of the Issuer, shall execute instruments requested by the Issuer acknowledging satisfaction and discharge of this Indenture, when:

(a) any of the following shall have occurred:

(i) no Notes have been issued hereunder;

(ii) all Notes previously authenticated and delivered (other than the Notes that have been destroyed, lost or stolen and that have been replaced or paid and the Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer or any of its Subsidiaries and thereafter repaid to the Issuer or discharged from such trust as in this Indenture provided) have been delivered to the Trustee for cancellation; or

(iii) all Notes not previously delivered to the Trustee for cancellation:

(A) have become due and payable,

(B) will become due and payable at their Stated Maturity within one year, or

(C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer;

(b) the Issuer has irrevocably (except as provided in Sections 8.2(c) and 8.5) deposited or caused to be irrevocably deposited with the Trustee as trust funds money in Dollars or U.S. Government Obligations, or a combination thereof, as applicable, in an amount sufficient for the purpose of paying and discharging the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of such deposit (in the case of Notes that have become due and payable on or prior to the date of such deposit) or to the Stated Maturity or redemption date, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount of money or U.S. Government Obligations that the Issuer must irrevocably deposit or cause to be irrevocably deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption, with any such Applicable Premium Deficit to be set forth in an Officer’s Certificate delivered to the Trustee at least two Business Days prior to the redemption date that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(c) the Issuer has paid or caused to be paid all other sums payable hereunder by the Issuer with respect to the Notes; and

(d) in the case of clause (a)(iii) above, the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for the satisfaction and discharge of this Indenture with respect to the Notes have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (a), (b) and (c)).

Upon satisfaction and discharge in accordance with this Section 8.1, the Trustee, at the request and expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging satisfaction and discharge of this Indenture.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Issuer to the Trustee under Section 7.6, the provisions of this Section 8.1 and, if money or U.S. Government Obligations shall have been deposited with the Trustee pursuant to clause (b) of this Section 8.1, the provisions of Sections 2.3, 2.6, 2.7, 8.2 and 8.5 and, if the Notes have been or are to be called for redemption, Article 3 shall survive.

Section 8.2 Application of Trust Funds; Indemnification. (a) Subject to the provisions of Sections 8.2(c) and 8.5, all money or U.S. Government Obligations deposited with the Trustee pursuant to Section 8.1, all money and U.S. Government Obligations deposited with the Trustee pursuant to Section 8.3 or Section 8.4 and all money or U.S. Government Obligations received by the Trustee in respect of U.S. Government Obligations deposited with the Trustee pursuant to Section 8.3 or Section 8.4 with respect to the Notes shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent), as the Trustee may determine, to the persons entitled thereto, of the principal, premium (if any) and interest for whose payment such money or U.S. Government Obligations have been deposited with or received by the Trustee or to make mandatory sinking fund payments or analogous payments as contemplated by Section 8.3 or Section 8.4 with respect to the Notes.

(b) The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against U.S. Government Obligations deposited pursuant to Sections 8.3 or 8.4 or the principal and interest received in respect thereof, other than any such tax, fee or other charge that by law is for the account of the Holders of the outstanding Notes.

(c) The Trustee shall deliver or pay to the Issuer from time to time upon Issuer Order any money or U.S. Government Obligations held by it as provided in Sections 8.3 or 8.4 that are then in excess of the amount thereof that then would have been required to be deposited for the purpose for which such money or U.S. Government Obligations were deposited or received. This provision shall not authorize the sale by the Trustee of any U.S. Government Obligations held under Section 8.3 or Section 8.4 of this Indenture.

Section 8.3 Legal Defeasance of the Notes. The Issuer shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Notes and cured all then existing Defaults and Events of Default on the 91st day after the date of the deposit referred to in this Section 8.3, and the provisions of this Indenture, as it relates to such outstanding Notes, shall no longer be in effect (and the Trustee, at the expense of the Issuer, shall, at Issuer Order, execute instruments acknowledging the same (“legal defeasance”)), except as to:

(a) the rights of Holders to receive, solely from the trust funds described in this Section 8.3, (i) payment of the principal of and each installment, if any, of principal of and interest on the outstanding Notes on the Stated Maturity of such principal or installment of principal or interest and (ii) the benefit of any mandatory sinking fund payments applicable to the Notes on the day on which such payments are due and payable in accordance with the terms of this Indenture and the Notes;

(b) the provisions of Sections 2.3, 2.6, 2.7, 8.2, 8.3 and 8.5 and, if the Notes have been or are to be called for redemption, Article 3; and

(c) the rights, powers, trust, indemnities and immunities of the Trustee hereunder and the obligations of the Issuer in connection therewith;

provided that the following conditions shall have been satisfied:

(i) the Issuer shall have irrevocably deposited or caused to be irrevocably deposited (except as provided in Section 8.2(c) and Section 8.5) with the Trustee as trust funds money in Dollars or U.S. Government Obligations, or a combination thereof, as applicable, for the purpose of making the following payments, specifically pledged as security for and dedicated solely to the benefit of the Holders, which through the payment of principal, premium, if any, and interest in respect thereof in accordance with their terms, will provide (and without reinvestment and assuming no tax liability will be imposed on such Trustee), not later than one day before the due date of any payment of principal of, and premium, if any, or interest on, and any mandatory sinking fund payments in respect of, the Notes, an amount in cash sufficient to pay and discharge each installment of principal of, and premium, if any, and interest on, and any mandatory sinking fund payments in respect of, all the Notes on the dates such installments of principal, premium, if any, interest and such sinking fund payments are due or, if applicable, any redemption date specified by the Issuer; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient, based on the written report or certificate or opinion of a nationally recognized investment bank, or an appraisal firm, valuation firm or firm of independent public accountants, for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption, with any such Applicable Premium Deficit to be set forth in an Officer’s Certificate delivered to the Trustee at least two Business Days prior to the redemption date that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(ii) such legal defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than this Indenture and the agreements governing any other Indebtedness, Disqualified Stock or preferred stock being defeased, discharged, repurchased, redeemed, repaid or otherwise acquired or retired) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(iii) no Default or Event of Default with respect to the Notes has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar substantially concurrent deposit relating to other Indebtedness, Disqualified Stock or preferred stock being defeased, discharged, repurchased, redeemed, repaid or otherwise acquired or retired), and the granting of Liens to secure such borrowing);

(iv) the Issuer shall have delivered to the Trustee an Opinion of Counsel, subject to customary assumptions and exclusions, to the effect that beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and such Opinion of Counsel must be based on a ruling of the U.S. Internal Revenue Service or change in applicable U.S. federal income tax law since the issuance of the Notes;

(v) if the deposit of money in Dollars and/or U.S. Government Obligations shall be sufficient to pay the principal of, and premium, if any, and interest on, and any mandatory sinking fund payments in respect of any or all of the outstanding Notes, provided the Notes are redeemed on a particular redemption date, and if the Notes have not been called for redemption, the Issuer shall make arrangements reasonably satisfactory to the Trustee for the giving of notice of such redemption in the name, and at the expense of, the Issuer; and

(vi) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions), to the effect that all conditions precedent provided for relating to the legal defeasance contemplated by this Section 8.3 have been complied with.

The Issuer may effect legal defeasance with respect to the Notes notwithstanding that the Issuer may have previously effected covenant defeasance with respect to the Notes. For the avoidance of doubt and without limitation to any of the other provisions set forth in this Article 8, if the Issuer effects legal defeasance with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default with respect of the Notes.

Section 8.4 Covenant Defeasance. The Issuer shall be released from its obligations under, and may omit to comply with, any term, provision or condition set forth in Sections 4.3, 4.6, 4.7, 4.9 and 5.1) with respect to the Notes as well as any additional covenants specified in a supplemental indenture, a Board Resolution or an Officer’s Certificate delivered pursuant to Section 2.2 with respect to the Notes (and the failure to comply with any such covenants shall not constitute a default, Default or Event of Default with respect to any the Notes, whether such default, Default or Event of Default is specified in this Indenture or in any supplemental indenture or any Board Resolution or Officer’s Certificate delivered pursuant to Section 2.2 in respect of the Notes (“covenant defeasance”)); provided that if the Issuer exercises its covenant defeasance option applicable to this Section 8.4, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.1(c), 6.1(d), 6.1(e), 6.1(f), 6.1(g) and 6.1(h) (in the case of 6.1(g) and 6.1(h), with respect only to Significant Subsidiaries (or a group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries) would constitute a Significant Subsidiary) hereof; and provided further that the following conditions shall have been satisfied:

(a) the Issuer shall have irrevocably deposited or caused to be irrevocably deposited (except as provided in Section 8.2(c) and Section 8.5) with the Trustee as trust funds money in Dollars or U.S. Government Obligations, or a combination thereof, as applicable, for the purpose of making the following payments, specifically pledged as security for and dedicated solely to the benefit of the Holders, which through the payment of principal, premium, if any, and interest in respect thereof in accordance with their terms, will provide (and without reinvestment and assuming no tax liability will be imposed on such Trustee), not later than one day before the due date of any payment of principal of, and premium, if any, or interest on, and any mandatory sinking fund payments in respect of, the Notes, an amount in cash sufficient to pay and discharge each installment of principal of, and premium, if any, and interest on, and any mandatory sinking fund payments in respect of, all the Notes on the dates such installments of principal, premium, if any, interest and such sinking fund payments are due or, if applicable, any redemption date specified by the Issuer; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient, based on the written report or certificate or opinion of a nationally recognized investment bank, or an appraisal firm, valuation firm or firm of independent public accountants, for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption, with any such Applicable Premium Deficit to be set forth in an Officer’s Certificate delivered to the Trustee at least two Business Days prior to the redemption date that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(b) such covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than this Indenture and the agreements governing any other Indebtedness, Disqualified Stock or preferred stock being defeased, discharged, repurchased, redeemed, repaid or otherwise acquired or retired) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(c) no Default or Event of Default with respect to the Notes has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar substantially concurrent deposit relating to other Indebtedness, Disqualified Stock or preferred stock being defeased, discharged, repurchased, redeemed, repaid or otherwise acquired or retired), and the granting of Liens to secure such borrowing);

(d) the Issuer shall have delivered to the Trustee an Opinion of Counsel, subject to customary assumptions and exclusions, to the effect that beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(e) if the deposit of money and/or U.S. Government Obligations shall be sufficient to pay the principal of, and premium (if any) and interest, if any, on, and any mandatory sinking fund payments in respect of, any or all of the outstanding Notes; provided that the Notes are redeemed on a particular redemption date, and if the Notes have not been called for redemption, the Issuer shall make arrangements reasonably satisfactory to the Trustee for the giving of notice of such redemption in the name, and at the expense of, the Issuer; and

(f) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each to the effect that all conditions precedent provided for relating to the covenant defeasance contemplated by this Section 8.4 have been complied with.

Upon a defeasance in accordance with the provisions of this Section 8.4, the Trustee, at the request and expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging defeasance and discharge of this Indenture.

Section 8.5 Repayment to Issuer. Subject to applicable law, the Trustee and the Paying Agent shall pay to the Issuer upon request any money or U.S. Government Obligations held by them in trust for the payment of principal, interest, premium, if any, or any sinking fund payment on the Notes and not applied that remains unclaimed for two years after the respective dates that such principal, interest or premium, if any, or sinking fund payment on the Notes, as the case may be, shall have become due and payable. After that, Holders entitled to the payment thereof must look to the Issuer for payment as general creditors unless an applicable abandoned property law designates another person, and the Trustee shall have no further liability with respect to such money.

Section 8.6 Reinstatement. If the Trustee or the Paying Agent is unable to apply any money deposited with respect to the Notes in accordance with Sections 8.1, 8.3 or 8.4 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Issuer under this Indenture with respect to the Notes and under the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.1, Section 8.3 and/or Section 8.4, as applicable, until such time as the Trustee or the Paying Agent is permitted to apply all such money in accordance with Section 8.1, Section 8.3 and/or Section 8.4, as applicable; provided, however, that if the Issuer has made any payment of principal of, or interest or premium on, or any sinking fund payments with respect to, the Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.

Section 8.7 Release of Other Obligations. Upon legal defeasance or covenant defeasance of the Notes or if the Issuer shall effect satisfaction and discharge of this Indenture pursuant to Section 8.1, then all Guarantees, if any, of the Notes shall be automatically released and terminated and all Guarantors, if any, of the Notes shall be automatically released and discharged from all of their obligations under this Indenture and their respective Guarantees of the Notes and any other instruments or agreements creating or evidencing such Guarantees shall be automatically released, all without any action by the Issuer, any Holder or the Trustee; provided that the Trustee agrees to take such action as the Issuer may reasonably request in order to evidence or effectuate the release, discharge and termination of any such Guarantees or Guarantors upon receipt of an Officer’s Certificate and Opinion of Counsel delivered pursuant to Section 11.3.

Article 9.

Amendment, Supplement and Waiver

Section 9.1 Without Consent of Holders of the Notes. The Issuer and the Trustee may enter into a supplemental indenture in order to amend or supplement this Indenture or the Notes or any Note Document without notice to or the consent of any Holder to:

(a) cure any ambiguity, omission, mistake, defect, error or inconsistency or reduce the minimum denomination of the Notes;

(b) provide for the assumption by a Successor Company of the obligations of the Issuer or a Guarantor under any Note Document or to comply with Section 5.1;

(c) provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of this Indenture relating to the form of the Notes (including related definitions) provided, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(d) add or modify the covenants or provide for a Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Issuer or any Subsidiary;

(e) make any change (including changing the CUSIP or other identifying number on any Notes) that would provide any additional rights or benefits to the Holders or that does not materially and adversely affect the rights of any Holder in any material respect;

(f) comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act, if such qualification is required;

(g) make such provisions as necessary for the issuance of Additional Notes in accordance with the terms of this Indenture;

(h) secure the Notes and/or their related Guarantees or add collateral thereto;

(i) add an obligor or a Guarantor under this Indenture;

(j) confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture;

(k) evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or successor Paying Agent thereunder pursuant to the requirements thereof or to provide for the accession by the Trustee to any Note Document;

(l) make any amendment to the provisions of this Indenture relating to the transfer and legending or delegending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer the Notes;

(m) comply with the rules and procedures of any applicable securities depositary, including with respect to delegending Notes pursuant to clause (l) above; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer the Notes;

(n) provide a reduction in the minimum denominations of the Notes; and

(o) conform any provision of the Note Documents to the section of the Offering Memorandum under the caption “Description of notes,” as set forth in an Officer’s Certificate.

Section 9.2 With Consent of Holders of Notes. Subject to Section 9.3 and Section 9.4, the Issuer and the Trustee may enter into a supplemental indenture for the purpose of supplementing or amending in any manner this Indenture or the Notes, with the written consent of the Holders of a majority in principal amount of the outstanding Notes, voting as a single class (including consents obtained in connection with a tender offer or exchange offer for the Notes); provided that no such consent of Holders shall be required in respect of any supplement or amendment permitted by Section 9.1. Without limitation to Section 6.13 and subject to Section 9.3, the Holders of a majority in principal amount of the outstanding Notes by written notice to the Trustee (including consents obtained in connection with a tender offer or exchange offer for the Notes) may, on behalf of the Holders, waive any existing Default or Event of Default or non-compliance by the Issuer with covenants or other provisions of this Indenture and the Notes (including, without limitation, covenants and provisions that may be set forth in a Board Resolution, Officer’s Certificate or supplemental indenture).

Upon the request of the Issuer, and upon the filing with the Trustee of evidence of the consent of Holders, the Trustee shall join with the Issuer in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed supplemental indenture or waiver, but it shall be sufficient if such consent approves the substance thereof. After a supplemental indenture or waiver under this Section 9.2 becomes effective, the Issuer shall deliver to the Holders affected thereby a notice briefly describing the supplemental indenture or waiver. Any failure by the Issuer to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver. A consent to any amendment or waiver under this Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes shall not be rendered invalid by such tender.

Section 9.3 Limitations. Subject to Section 9.4 of this Indenture, an amendment, supplement or waiver pursuant to Section 9.2 of this Indenture (as modified by Section 8.3) affecting the Notes may not, without the consent of the affected Holders:

(a) reduce the principal amount of such Notes whose Holders must consent to an amendment;

(b) reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Change of Control);

(c) reduce the principal of or extend the Stated Maturity of any such Note (other than provisions relating to Change of Control);

(d) reduce the premium (if any) payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as described above under Article 3; provided that any amendment to the minimum notice requirement may be made with the consent of the Holders of a majority in aggregate principal amount of Notes then outstanding;

(e) make any such Note payable in currency other than that stated in such Note;

(f) make any change in the provisions of this Indenture that impairs the right of any Holder to institute suit for the enforcement of any payment of principal of and interest on such Holder’s Notes on or after the due dates therefor;

(g) waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of a majority in principal amount of such Notes outstanding and a waiver of the payment default that resulted from such acceleration); or

(h) modify any provision of Section 6.13 or this Section 9.3.

Section 9.4 Revocation and Effect of Consents. Until an amendment or supplement is set forth in a supplemental indenture or a waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of the Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent as to his or her Note or portion of the Note if the Trustee receives the notice of revocation before the date of the supplemental indenture or the date the waiver becomes effective.

Any amendment, supplement or waiver once effective shall bind every Holder affected by such amendment, supplement or waiver unless it is of the type or relates to any matters described in any of clauses (a) through (h) of Section 9.3. In that case then, anything herein to the contrary notwithstanding, the amendment, supplement or waiver shall bind each Holder who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note.

Section 9.5 Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.6 Trustee to Sign Amendments, Etc.. The Trustee shall sign any amended or supplemental indenture or other amendment authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.

Section 9.7 Officer’s Certificate and Opinion of Counsel. In connection with any amendment, supplement or waiver, in signing or refusing to sign any such amendment, supplement or waiver, the Trustee shall receive (and, subject to Section 7.1, shall be fully protected in conclusively relying upon) an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to such amendment, supplement or waiver have been satisfied, that such amendment, supplement or waiver is authorized or permitted by this Indenture, and, with respect to such Opinion of Counsel, that such amendment, supplement or waiver is the legal, valid and binding obligation of the parties thereto, enforceable against it in accordance with its terms.

Article 10.

Guarantees

Section 10.1 Guarantees. (a) Subject to the provisions of this Article 10, for value received, each Guarantor, fully and unconditionally, jointly and severally with each other Guarantor and each other Person that may become a Guarantor hereunder, guarantees the Notes and obligations of the Issuer hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, that: (i) the principal of, and premium, if any, and interest on, the Notes, and all other amounts owed hereunder, shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise, together with interest on the overdue principal, if any, and interest on any overdue interest, if any, to the extent lawful, and all other Obligations of the Issuer to the Holders or the Trustee under this Indenture or the Notes shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Guarantees shall be a guarantee of payment and not of collection.

(b) Subject to the provisions of this Article 10, each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c) Each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer or any other Person, protest, notice and all demands whatsoever and covenants that the Guarantee of such Guarantor shall not be discharged as to any Note or this Indenture except by complete performance of the obligations contained in such Note and this Indenture and such Guarantee. Each of the Guarantors hereby agrees that, in the event of a Default in payment of principal of, or premium, if any, or interest on, any Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce each such Guarantor’s Guarantee without first proceeding against the Issuer or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders and any other amounts due and owing to the Trustee under this Indenture.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This Section 10.1 shall remain effective notwithstanding any contrary action that may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This Section 10.1 shall survive the termination of this Indenture.

(e) Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of the Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Guarantee of such Guarantor.

(f) Each Guarantor that makes a payment for distribution under its Guarantee is entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment (such net assets determined in accordance with GAAP).

Section 10.2 Execution and Delivery of Guarantee. To evidence its Guarantee set forth in Section 10.1, each Guarantor agrees that this Indenture or a supplemental indenture in substantially the form attached hereto as Exhibit B shall be signed on behalf of such Guarantor by an Officer of such Guarantor (or, if an Officer is not available, by a board member or director) on behalf of such Guarantor by manual, facsimile or other electronic signature. Each Guarantor hereby agrees that its Guarantee set forth in Section 10.1 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes. In case the Officer, board member or director of such Guarantor whose signature is on this Indenture or supplemental indenture, as applicable, no longer holds such or an office at the time the Trustee authenticates any Note, the Guarantee shall be valid nonetheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 10.3 Severability. In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.4 Limitation of Guarantors’ Liability. Each Guarantor and, by its acceptance hereof, each Holder confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under its Guarantee constituting a fraudulent transfer or conveyance.

Section 10.5 Termination, Release and Discharges. Any Guarantee of a Guarantor shall be automatically and unconditionally released and discharged and of no further force and effect upon:

(a) a sale, exchange, transfer or other disposition (including by way of merger, amalgamation, consolidation, dividend, distribution or otherwise) of (x) the Capital Stock of such Guarantor (including any sale, exchange, transfer or other disposition) following which such Guarantor is no longer a Subsidiary of the Issuer, or (y) all or substantially all of the assets of such Guarantor to a Person other than to the Issuer or a Subsidiary and as otherwise permitted by this Indenture;

(b) legal or covenant defeasance or satisfaction and discharge of the Notes pursuant to Article 8 of this Indenture;

(c) such Guarantor being (or being substantially concurrently) released or discharged from all of its obligations (other than contingent obligations) under the Revolving Credit Facility and its guarantee of any other Indebtedness that resulted in the obligation of such Guarantor to provide a Guarantee except a release as a result of payment under such Guarantee (it being understood that a release subject to a contingent reinstatement is still considered a release);

(d) the merger, amalgamation or consolidation of any Guarantor with and into the Issuer or another Guarantor or upon the liquidation of such Guarantor, in each case, in compliance with the applicable provisions of this Indenture;

(e) the achievement of Investment Grade Status by the Notes; provided that such Guarantee shall be reinstated upon the Reversion Date;

(f) entry into a supplemental indenture pursuant to Section 9.1(j) to confirm and evidence the release, termination, discharge or retaking of any Guarantee with respect to the Notes when such release, termination, discharge or re-taking is provided for under this Indenture;

(g) if such Guarantor was not required to create a Guarantee but did so at its option, the request of such Guarantor of a release at any time (if such Guarantor would not then otherwise be required to Guarantee the Notes pursuant to this Indenture); or

(h) payment in full of principal of, and accrued and unpaid interest and premium, if any, on, all of the Notes.

Upon delivery to the Trustee of an Officer’s Certificate and an Opinion of Counsel (which may be subject to certain qualifications) to the effect that such condition obtained or that such sale or other disposition was made by the Issuer in accordance with the provisions of this Indenture, the Trustee shall execute any documents reasonably requested by the Issuer in order to evidence the release of any applicable Guarantor from its obligations under its Guarantee.

Any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of, and premium, if any, and interest on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

Section 10.6 Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Article 11.

Miscellaneous

Section 11.1 Concerning the Trust Indenture Act. The Trust Indenture Act shall not be applicable to, and shall not govern, this Indenture, the Notes or the Guarantees. This Indenture will not be qualified under or subject to the Trust Indenture Act. This Indenture only includes terms expressly provided for herein, other than any Trust Indenture Act provisions expressly referenced in Article 7 with respect to the Trustee, but will not incorporate any additional terms from the Trust Indenture Act.

Section 11.2 Notices. Any notice, request, direction, instruction or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person, mailed by first-class mail (registered or certified, return receipt requested), facsimile or electronic transmission or overnight air courier guaranteeing next day delivery, to the addresses set forth below:

if to the Issuer:

Snap Inc.

3000 31st Street

Santa Monica, California 9045

Attention: General Counsel

Email:

if to the Trustee:

U.S. Bank Trust Company, National Association

633 West 5th Street, 24th Floor,

Los Angeles, CA 90071

Attention: Corporate Trust (Snap Inc. Administrator)

Email:

The parties hereto, by written notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders and the Trustee) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile or other electronic transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier promising next Business Day delivery.

Any notice or communication to a Holder and the Trustee shall be mailed by first-class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar or by other electronic means or such other delivery system as the Trustee agrees to accept. Notwithstanding the foregoing, as long as the Notes are Global Notes, notices to be given to the Holders shall be given to the Depositary, in accordance with its applicable policies as in effect from time to time. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. Any notice mailed or delivered to a Holder in the aforesaid manner shall be conclusively deemed to have been received by such Holder, whether or not such Holder actually receives such notice.

In respect of this Indenture, the Trustee shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Trustee shall not have any liability for any losses, liability, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information. Each other party agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risks of interception and misuse by third parties.

If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt.

If the Issuer delivers a notice or communication to Holders, it shall mail a copy to the Trustee at the same time.

In case, by reason of the suspension of or irregularities in regular mail service or by reason of any other cause, it shall be impractical to mail notice of any event to Holders when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be reasonably satisfactory to the Trustee shall be deemed to be sufficient giving of such notice for every purpose hereunder.

Any request, demand, authorization, direction, notice, consent or waiver required or permitted under this Indenture shall be in the English language, except that any published notice may be in an official language of the country of publication.

Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Section 11.3 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take any action under this Indenture (other than in connection with the issuance of the Initial Notes), the Issuer shall furnish to the Trustee upon request:

(a) an Officer’s Certificate (which shall include the statements set forth in Section 11.4) stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 11.4) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

In case of any application or request as to which the furnishing of other specified documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional Officer’s Certificate or Opinion of Counsel need be furnished.

Section 11.4 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than any certificate required by Section 4.4) shall include substantially:

(a) a statement that the Person making such certificate or opinion has read and understands such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one Person may certify or give an opinion with respect to some matters and one or more other Persons as to other matters, and any one Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of the Issuer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his or her certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers of the Issuer stating that the information with respect to such factual matters is in the possession of the Issuer, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 11.5 Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. Each of the Agents may make reasonable rules and set reasonable requirements for its functions.

Section 11.6 No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator, member, manager, partner or stockholder of the Issuer or any Guarantor, as such, will have any liability for any indebtedness, obligations or liabilities of the Issuer under the Notes or this Indenture, of any Guarantor under its Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.

Section 11.7 Governing Law; Consent to Jurisdiction. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES. The Issuer and each Guarantor hereby irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in the City of New York in any action or proceeding arising out of or relating to the Notes, the Guarantees or this Indenture, and the Issuer and each Guarantor hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waives, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Guarantor hereby irrevocably designates and appoints the Issuer, located at the address stated for the Issuer in its most recent filing with the Commission as its authorized agent (the “Authorized Agent”), as its agent for service of process in any suit, action or proceeding with respect to this Indenture, the Notes and the Guarantees and for actions brought under the U.S. federal or state securities laws brought in any federal or state court located in the Borough of Manhattan in the City of New York and will submit to such jurisdiction. Each Guarantor represents and warrants that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to such Guarantor shall be deemed, in every respect, effective service of process upon such Guarantor. In relation to any legal action or proceedings arising out of or in connection with this Indenture, the Notes and the Guarantees, the Issuer, any Guarantors and the Trustee hereby irrevocably submit to the nonexclusive jurisdiction of the U.S. federal and state courts in the Borough of Manhattan in the City of New York, County and State of New York, United States of America. To the extent that the Issuer or any Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under each of this Indenture, the Notes and the Guarantees. In addition, the Issuer and any Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of the above-mentioned courts for any reason whatsoever, that such suit, action or proceeding is brought in an inconvenient forum or that the venue for such suit is improper, or that this Indenture, the Notes or the Guarantees or the subject matter hereof or thereof may not be enforced in such courts. The

Issuer and any Guarantors agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 11.7 shall affect the right of the Trustee to serve legal process in any other manner permitted by law or affect the right of the Trustee to bring any action or proceeding against the Issuer or any Guarantor or its property in the courts of any other jurisdictions.

Section 11.8 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan agreement or debt agreement of the Issuer or any of its Subsidiaries or of any other Person. Any such indenture, loan agreement or debt agreement may not be used to interpret this Indenture.

Section 11.9 Successors. All agreements of the Issuer and the Guarantors in this Indenture and the Notes and the Guarantees, as applicable, shall bind their respective successors and assigns. All agreements of the Trustee in this Indenture shall bind their respective successors and assigns.

Section 11.10 Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.11 Execution in Counterparts. This Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic shall be deemed to be their original signatures for all purposes.

Section 11.12 Table of Contents, Headings, Etc. The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11.13 Force Majeure. In no event shall the Trustee or any other Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, fire, riots, strikes, or stoppages for any reason, embargoes, governmental actions, epidemics, pandemics, recognized public emergencies, quarantine restrictions, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, and hacking, cyber-attacks, or other use or infiltration of the Trustee’s technological infrastructure exceeding authorized access; it being understood that the Trustee and each of the Agents shall use reasonable efforts which are consistent with accepted practices in the U.S. banking industry to resume performance as soon as practicable under the circumstances.

Section 11.14 Legal Holidays. If any scheduled payment date with respect to the payment of principal, premium, if any, or interest on the Notes, including, without limitation, any interest payment date, redemption date, Stated Maturity or maturity date, falls on a day that is not a Business Day, then notwithstanding any other provision of this Indenture or of the Notes, the payment to be made on such payment date will be made on the next succeeding Business Day with the same force and effect as if made on such payment date, and no additional interest will accrue solely as a result of such delayed payment. Neither the Issuer, nor the Trustee (nor their respective agents) has any responsibility or liability for any act or omission of DTC.

Section 11.15 Benefit of the Indenture. Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Authenticating Agent, any Paying Agent, any Registrar and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 11.16 U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee is required to obtain, verify and record information that identifies each Person that establishes a relationship or opens an account with the Trustee. The Issuer agrees that it will provide the Trustee with such information as the Trustee may reasonably request in order for the Trustee to satisfy the requirements of the

U.S.A. Patriot Act. For purposes of this Section 11.16, “U.S.A. Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as amended, and signed into law October 26, 2001. The provisions of this Section 11.16 are for the sole and exclusive benefit of the Trustee and no failure by the Issuer to comply with, or any breach of, this Section 11.16 shall constitute a Default, Event of Default or other default with respect to the Notes or under this Indenture, nor shall any Person other than the Issuer and the Trustee have any rights under this Section 11.16.

Section 11.16 Withholdings and Deductions. The Trustee and each Paying Agent will be entitled to make any withholding or deduction from payments to the extent necessary to comply with applicable law for which the Trustee and each Paying Agent shall not have any liability to the Issuer or any Holder or beneficial owner of the Notes.

Section 11.17 Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTION CONTEMPLATED HEREBY.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

SNAP INC.

By:	/s/ Derek Andersen
Name: Derek Andersen
Title: Chief Financial Officer

[Signature Page to Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Fonda Hall
Name: Fonda Hall
Title: Vice President

[Signature Page to Indenture]

APPENDIX A

Provisions Relating to Initial Notes and Additional Notes

Section 1.1 Definitions.

(a) Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in the Indenture. The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear or Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Distribution Compliance Period,” with respect to any Note, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to Persons other than distributors (as defined in Regulation S) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee, and (b) the date of issuance with respect to such Note or any predecessor of such Note.

“Euroclear” means Euroclear Bank S.A./N.Y., as operator of Euroclear Clearance System or any successor securities clearing agency.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act (including any successor provision thereto), as it may be amended from time to time.

“Rule 144” means Rule 144 promulgated under the Securities Act (including any successor provision thereto), as it may be amended from time to time.

“Rule 144A” means Rule 144A promulgated under the Securities Act (including any successor provision thereto), as it may be amended from time to time.

“Transfer Restricted Notes” means Notes that bear or are required to bear the Restricted Notes Legend.

“Unrestricted Global Note” means any Note in global form that does not bear or is not required to bear the Restricted Notes Legend.

“U.S. person” means a “U.S. person” as defined in Regulation S.

(b) Other Definitions.

Term:	Defined in Section:
“Agent Member”	2.1(c)
“Definitive Notes Legend”	2.2(e)(i)
“ERISA Legend”	2.2(e)(i)
“Global Note”	2.1(b)
“Global Notes Legend”	2.2(e)(i)
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(a)(ii)(B)
“Restricted Notes Legend”	2.2(e)(i)
“Rule 144A Global Note”	2.1(a)(ii)(b)
“Rule 144A Notes”	2.1(a)(ii)(A)

Section 1.

Section 2.1 Form and Dating.

(a) The Notes shall be issued initially in the form of one or more Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as provided herein. The Initial Notes issued on the date hereof shall be (i) offered and sold by the Issuer to the initial purchasers thereof and (ii) resold, initially, only to (A) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (B) Persons other than U.S. persons in reliance on Regulation S (“Regulation S Notes”). Additional Notes may also be considered to be Rule 144A Notes or Regulation S Notes, as applicable.

(b) Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent Global Notes in definitive, fully registered form, numbered 144A-001 upward (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more Global Notes, numbered S-001 upward (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and the Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee (or an Authenticating Agent appointed by the Trustee in accordance with the Indenture) as provided in the Indenture. The Rule 144A Global Note, the Regulation S Global Note and any Unrestricted Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6 of the Indenture and Section 2.2(c) of this Appendix A.

(c) Book-Entry Provisions. This Section 2.1 shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1 and Section 2.2 of the Indenture and pursuant to an order of the Issuer signed by one Officer of the Issuer, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.

Members of, or participants and current holders in, the Depositary, Euroclear and Clearstream (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian or any other custodian of the Depositary or under such Global Note, and the Depositary or its nominee may be treated by the Issuer, the Trustee and any agent of the Issuer, the Guarantors or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Subject to any provisions contained in the Indenture, the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members, to take any action that a Holder is entitled to take under the Indenture or the Notes. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Guarantors, the Trustee or any agent of the Issuer, the Guarantors or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

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(d) Definitive Notes. Except as provided in Section 2.2 or Section 2.3 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

Section 2.2 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(i) to register the transfer of such Definitive Notes; or

(ii) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(2) in the case of Transfer Restricted Notes, must be transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to Section 2.2(b) of this Appendix A or otherwise in accordance with the Restricted Notes Legend, and be accompanied by a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, together with:

(i) a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto; and

(ii) written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If the applicable Global Note is not then outstanding, the Issuer shall issue and the Trustee shall authenticate, upon an Authentication Order, a new applicable Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth in Section 2.2(d) of this Appendix A, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note, or another Global Note, and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

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(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.3 of this Appendix A), a Global Note may not be transferred except as a whole and not in part if the transfer is by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d) Restrictions on Transfer of Global Notes; Voluntary Exchange of Interests in Transfer Restricted Global Notes for Interests in Unrestricted Global Notes.

(i) Transfers by an owner of a beneficial interest in a Rule 144A Global Note to a transferee who takes delivery of such interest through another Transfer Restricted Global Note shall be made in accordance with the Applicable Procedures and the Restricted Notes Legend and only upon receipt by the Trustee of a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.

(ii) During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures, the Restricted Notes Legend on such Regulation S Global Note and any applicable securities laws of any state of the U.S. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through a Rule 144A Global Note shall be made only in accordance with the Applicable Procedures and the Restricted Notes Legend and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period. Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of the Indenture.

(iii) Upon the expiration of the Distribution Compliance Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in an Unrestricted Global Note upon certification in the form provided on the reverse side of the Form of Note in Exhibit A for an exchange from a Regulation S Global Note to an Unrestricted Global Note.

(iv) Beneficial interests in a Transfer Restricted Note that is a Rule 144A Global Note may be exchanged for beneficial interests in an Unrestricted Global Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and/or upon delivery of such legal opinions, certifications and other information as the Issuer or the Trustee may reasonably request.

(v) If no Unrestricted Global Note is outstanding at the time of a transfer contemplated by the preceding clauses (iii) and (iv), the Issuer shall issue and the Trustee shall authenticate, upon an Authentication Order, a new Unrestricted Global Note in the appropriate principal amount.

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(e) Legends.

(i) Except as permitted by Section 2.2(d) and this Section 2.2(e) of this Appendix A, each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):

THIS NOTE AND THE RELATED GUARANTEES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR THE RELATED GUARANTEES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, CHARGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS NOTE AND THE RELATED GUARANTEES, BY ITS ACCEPTANCE HEREOF, AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR (IN THE CASE OF RULE 144A NOTES) AFTER THE LATER OF THE ISSUE DATE OF THIS SECURITY (OR ANY ADDITIONAL NOTES) AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE AND THE RELATED GUARANTEES (OR ANY PREDECESSOR OF THIS NOTE AND THE RELATED GUARANTEES) OR 40 DAYS (IN THE CASE OF REGULATION S NOTES), ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF NOTES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

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Each Global Note shall bear the following additional legend (“Global Notes Legend”):

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Each Note shall bear the following additional legend (“ERISA Legend”):

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO PURCHASE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), ANY PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER U.S. OR NON-U.S. FEDERAL, STATE, LOCAL OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE PURCHASE HOLDING AND DISPOSITION OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

(ii) Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the Restricted Notes Legend and the Definitive Notes Legend and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and provides such legal opinions, certifications and other information as the Issuer or the Trustee may reasonably request.

(iii) Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Registrar (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Registrar or the Custodian, to reflect such reduction.

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(g) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute, and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be imposed in connection with any registration of transfer or exchange of the Notes (other than pursuant to Section 2.7 of the Indenture), but the Issuer may require payment of a sum sufficient to cover any documentary, stamp, similar issue or transfer tax or similar governmental charge payable in connection therewith (other than any such documentary, stamp, similar issue or transfer tax or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.6, 4.7, and 9.5 of the Indenture).

(iii) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, and premium, if any, and interest on, such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.

(v) In order to effect any transfer or exchange of an interest in any Transfer Restricted Note for an interest in a Note that does not bear the Restricted Notes Legend and has not been registered under the Securities Act, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel, in form reasonably acceptable to the Registrar to the effect that no registration under the Securities Act is required in respect of such exchange or transfer or the re-sale of such interest by the beneficial holder thereof, shall be required to be delivered to the Registrar and the Trustee.

(h) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.3 Definitive Notes.(a) A Global Note deposited with the Depositary or with the Trustee as Custodian pursuant to Section 2.1 may be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.2 of this Appendix A and (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as a Depositary for such Global Note or at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Issuer within 90 days of such notice or after the Issuer becomes aware of such cessation, or (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depositary. In addition, any Affiliate of the Issuer or any Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note by providing a written request to the Issuer and the Trustee and such Opinions of Counsel, certificates or other information as may be required by the Indenture or the Issuer or Trustee.

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(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.3 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.3 shall be executed, authenticated and delivered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in a Global Note that is a Transfer Restricted Note shall, except as otherwise provided by Section 2.2(e) of this Appendix A, bear the Restricted Notes Legend.

(c) The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons who may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.3(a) of this Appendix A, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

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EXHIBIT A FORM OF NOTE

6.875% Senior Notes due 2034

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the ERISA Legend, if applicable, pursuant to the provisions of the Indenture]

[Face of Note]

No.           ISIN No.

[Initially]1 $[       ] CUSIP2

Snap Inc.

6.875% Senior Notes due 2034

Snap Inc., a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum [as set forth in the “Schedule of Exchanges of Interests in the Global Note” attached hereto]3 [of $[]]4on March 15, 2034.

Interest Payment Dates: March 15 and September 15 commencing on March 15, 2026.

Record Dates: March 1 and September 1

Additional provisions of this Note are set forth on the other side of this Note.

Dated:

[1]	Include if a global note
[2]	Rule 144A Note CUSIP: 83304A AM8; Rule 144A Note ISIN: US83304AAM80; Regulation S Note CUSIP: U83274 AB3; Regulation S Note ISIN: USU83274AB39
[3]	Include if a global note
[4]	Include if a physical note.

Exhibit A-1

[Back of Note]

6.875% Senior Notes due 2034

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. Snap Inc., a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at 6.875% per annum from August 12, 2025 until maturity. The Issuer shall pay interest semi-annually in arrears on March 15 and September 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be March 15, 2026. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) Method of Payment. The Issuer shall pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the March 1 or September 1 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12(b) of the Indenture with respect to defaulted interest. Principal of, and premium, if any, and interest on, the Notes shall be payable at the office or agency of the Issuer maintained for such purpose within the contiguous United States, or, at the option of the Issuer, payment of interest and premium, if any, may be made by check mailed to the Holders at their respective addresses set forth in the Note Register; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, and premium, if any, and interest on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent at least five Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

(3) Paying Agent and Registrar. Initially, U.S. Bank Trust Company, National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer or any of its Subsidiaries may act in the capacity of Paying Agent or Registrar.

(4) Indenture. The Issuer issued the Notes under an Indenture, dated as of August 12, 2025 (as amended or supplemented from time to time, the “Indenture”), among the Issuer, the Guarantors named therein and the Trustee. The terms of this Note include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Issuer.

(5) Optional Redemption.

(a) Other than as set forth below, the Notes are not redeemable prior to maturity.

(b) At any time prior to September 15, 2028, the Issuer may, on one or more occasions, redeem the Notes in whole or in part, at its option, upon notice pursuant to Section 3.3 of the Indenture, at a redemption price equal to 100% of the principal amount of such Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the redemption date.

Exhibit A-2

At any time and from time to time prior to September 15, 2028, the Issuer may, on one or more occasions, redeem Notes with an amount equal to the net cash proceeds received by the Issuer from any Equity Offering at a redemption price equal to 106.875% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, in an aggregate principal amount for all such redemptions not to exceed 40% of the aggregate principal amount of the Notes issued under the Indenture on the Issue Date (together with Additional Notes); provided that:

(1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

(2) not less than 50% of the aggregate principal amount of the then-outstanding Notes issued under the Indenture remains outstanding immediately thereafter (including Additional Notes, but excluding Notes held by the Issuer or any of its Subsidiaries), unless all such Notes are redeemed or repurchased substantially concurrently, or are to be redeemed or repurchased in full and for which a notice of repurchase or redemption has been given in accordance with another provision of the Indenture.

(c) At any time and from time to time on or after September 15, 2028, the Issuer may, on one or more occasions, redeem the Notes in whole or in part, upon notice pursuant to Section 3.3 of the Indenture, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on September 15 of the year indicated below:

Year	Percentage
2028	103.438%
2029	101.719%
2030 and thereafter	100.00%

(d) Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender, and do not validly withdraw, Notes and the Issuer or a third party in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, all of the Holders of the Notes will be deemed to have consented to such tender or other offer and accordingly, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice to the Holders of the Notes (with a copy to the Trustee), given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.

(e) If the optional redemption date is on or after a record date and on or before the corresponding Interest Payment Date, the accrued and unpaid interest up to, but excluding, the redemption date will be paid on the redemption date to the Holder in whose name the Note is registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

(f) Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Article 3 of the Indenture.

Exhibit A-3

(6) Repurchase at the Option of Holder.

(a) In the event that the Issuer or a Subsidiary is required to commence an offer to all Holders to purchase Notes pursuant to Section 4.7 of the Indenture, it will comply with the terms set forth in the Indenture.

(b) If a Change of Control Triggering Event occurs, unless a third party makes a Change of Control Offer as described in the Indenture or the Issuer has previously or substantially concurrently therewith delivered a redemption notice with respect to all the outstanding Notes pursuant to Section 3.7 of the Indenture, the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase; provided that if the repurchase date is on or after the record date and on or before the corresponding Interest Payment Date, then Holders in whose name the Notes are registered at the close of business on such record date will receive the interest due on the repurchase date. Within 30 days following any Change of Control Triggering Event, the Issuer will deliver or cause to be delivered a notice of such Change of Control Offer electronically in accordance with the applicable procedures of DTC or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the Note Register or otherwise in accordance with the applicable procedures of DTC, describing the transaction or transactions that constitute the Change of Control Triggering Event and any conditions to the Change of Control Offer and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the Indenture and described in such notice, except in the case of a conditional Change of Control Offer made in advance of a Change of Control Triggering Event as described in the Indenture.

(7) Notice of Redemption. Notice of redemption will be delivered at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 unless all of the Notes held by a Holder are to be redeemed and provided that any unredeemed portion of a Note is equal to $2,000 or a multiple of $1,000 in excess thereof. On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption as long as the Issuer has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Notices of redemption will be delivered electronically or, at the Issuer’s option, mailed by first-class mail at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at the address of such Holder appearing in the Note Register or otherwise in accordance with the applicable procedures of DTC (with a copy to the Trustee), except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a legal or covenant defeasance of the Notes or a satisfaction and discharge of the Indenture.

(8) Denominations, Transfer, Exchange. The Notes shall be issuable only in fully registered form in minimum denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 calendar days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 calendar days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

(9) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

Exhibit A-4

(10) Amendment, Supplement and Waiver. Subject to certain exceptions contained in the Indenture, the Indenture and the Notes may be amended, or a Default thereunder may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture and the Notes as provided in the Indenture.

(11) Defaults and Remedies. If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 30.0% in aggregate principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may declare the principal of and accrued and unpaid interest, and any other monetary obligations on, all the Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, interest, and other monetary obligations will be due and payable immediately. If a bankruptcy, insolvency or reorganization of the Issuer occurs and is continuing, the principal of and accrued and unpaid interest and any other monetary obligations on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

(12) Trustee Dealings with the Issuer. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer, the Guarantors or their respective Affiliates with the same rights it would have if it were not Trustee. In addition, the Trustee shall be permitted to engage in transactions with the Issuer and its Affiliates and Subsidiaries.

(13) No Recourse Against Others. No director, officer, employee, incorporator or shareholder of the Issuer or any of its Subsidiaries or Affiliates, as such (other than the Issuer and the Guarantors), shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

(14) Authentication. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(15) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(16) CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(17) Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THIS NOTE.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Snap Inc.

3000 31st Street

Santa Monica, California 9045

Attention: General Counsel

Email:

Exhibit A-5

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I ) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint           to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	PARTICIPANT IN A RECOGNIZED SIGNATURE GUARANTEE MEDALLION PROGRAM (OR OTHER SIGNATURE GUARANTOR ACCEPTABLE TO THE TRUSTEE).

Exhibit A-6

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.7 (Change of Control Offer) of the Indenture, check the box below:

☐ Section 4.7

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.7 of the Indenture, state the amount you elect to have purchased:

$ _______________

Date: _______________

Your Signature:	(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	PARTICIPANT IN A RECOGNIZED SIGNATURE GUARANTEE MEDALLION PROGRAM (OR OTHER SIGNATURE GUARANTOR ACCEPTABLE TO THE TRUSTEE).

Exhibit A-7

FORM OF CERTIFICATE OF TRANSFER

U.S. Bank Trust Company, National Association

633 West 5th Street, 24th Floor,

Los Angeles, CA 90071

Attention: Corporate Trust (Snap Inc. Administrator)

Email:

Re: Snap Inc. 6.875% Senior Notes due 2034 (the “Notes”)

Reference is hereby made to that certain Indenture, dated August 12, 2025, by and among Snap Inc. (the “Issuer”), the Guarantors from time to time party thereto and U.S. Bank Trust Company, National Association, as trustee (the “Indenture”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________________ (the “Transferor”) owns and proposes to transfer the Note/Notes or interest in such Note/Notes (the “Book-Entry Interest”) specified in Annex A hereto, in the principal amount of $ in such Note/Notes or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transfer is Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the U.S. Securities Act of 1933 (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the Book- Entry Interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the Book-Entry Interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A to whom notice was given that the Transfer was being made in reliance on Rule 144A and such Transfer is in compliance with any applicable securities laws of any state of the United States or any other jurisdiction. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Restricted Notes Legend printed on the Rule 144A Global Note and/or the Rule 144A Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transfer is Pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Regulation S under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (A) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (B) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States; (ii) no directed selling efforts have been made in contravention of the requirements of Regulation S under the Securities Act; (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act; and (iv) the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer printed on the Regulation S Global Note and/ or the Regulation S Definitive Note and contained in the Securities Act, the Indenture and any applicable securities laws of any state of the United States or any other jurisdiction.

3. ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144 or Regulation S and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Restricted Notes Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Restricted Notes Legend.

Exhibit A-8

4. ☐ Check if Transfer is Pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable securities laws of any state of the United States or any other jurisdiction; (ii) the Transferor is not (and during the three months preceding the Transfer was not) an Affiliate of the Issuer; (iii) at least one year has elapsed since such Transferor (or any previous transferor of such Book-Entry Interest or Definitive Note that was not an Affiliate of the Issuer) acquired such Book-Entry Interest or Definitive Note from the Issuer or an Affiliate of the Issuer; and (iv) the restrictions on transfer contained in the Indenture and the Restricted Notes Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or the Rule 144A Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Restricted Notes Legend printed on the Rule 144A Global Note and/or the Rule 144A Definitive Note and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and the Trustee.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

|

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following: CHECK ONE:

(a)	Eli a Book-Entry Interest held through DTC Account No., in the:

(i)	Eli Rule 144A Global Note ([CUSIP/ISIN]); or

(ii)	Eli Regulation S Global Note ([CUSIP/ISIN]); or

(b)	Eli a Rule 144A Definitive Note; or

(c)	Eli a Regulation S Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	Eli a Book-Entry Interest through DTC Account No. in the:

(i)	Eli Rule 144A Global Note ([CUSIP/ISIN]); or

(ii)	Eli Regulation S Global Note ([CUSIP/ISIN]) or

(b)	Eli a Rule 144A Definitive Note; or

(c)	Eli a Regulation S Definitive Note.

Exhibit A-9

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial principal amount of this Global Note is DOLLARS ($). The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

Exhibit A-10

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

-______________________ Supplemental Indenture (this “Supplemental Indenture”), dated as of [•], 20[•], among (the “Guaranteeing Subsidiary”), a subsidiary of Snap Inc., a Delaware corporation (the “Issuer”), and U.S. Bank Trust Company, National Association, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of August 12, 2025, providing for the issuance of an unlimited aggregate principal amount of 6.875% Senior Notes due 2034 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of Holders of the Notes.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4. Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

7. The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Exhibit B-1

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

Exhibit B-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Exhibit B-3